Exhibit (g)(1)

REINSURANCE NOVATION AND RELEASE AGREEMENT

This REINSURANCE NOVATION AND RELEASE AGREEMENT, dated as of [●] [●], 2024 (this “Agreement”), is entered into by and among Delaware Life Insurance Company, a Delaware domiciled stock life insurance company (the “Cedant”), Delaware Life Reinsurance Company (Barbados) Corp., a Barbados domiciled reinsurance company (the “Original Reinsurer”), and Somerset Reinsurance Ltd., an exempted company limited by shares registered as a Long Term Class E insurer under the Insurance Act 1978 of Bermuda (the “New Reinsurer”). Each of the Cedant, the Original Reinsurer and the New Reinsurer are sometimes individually referred to in this Agreement as a “party” and together as the “parties” and the Cedant and the Original Reinsurer are sometimes referred to in this Agreement as the “Original Parties.” Capitalized terms used without definition herein shall have the applicable meaning set forth in the applicable Novated Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, the Cedant and the Original Reinsurer have entered into that certain Amended and Restated Coinsurance Agreement (COLI and Remainder BOLI), dated as of [●] [●], 2024 (the “Coinsurance Agreement (COLI and Remainder BOLI)”), a copy of which is attached hereto as Exhibit A;

WHEREAS, the Cedant and the Original Reinsurer have entered into that certain Amended and Restated Reinsurance Agreement (BOLI), dated as of [●] [●], 2024 (the “YRT Agreement (BOLI)”), a copy of which is attached hereto as Exhibit B;

WHEREAS, the Cedant and the New Reinsurer have entered into that certain Master Transaction Agreement, dated as of [●] [●], 2024 (the “Somerset MTA”);

WHEREAS, concurrently herewith, the Cedant, the New Reinsurer and The Bank of New York Mellon, a New York banking corporation, have entered into that certain Trust Agreement, dated as of the date hereof (the “Trust Agreement”); and

WHEREAS, as contemplated by the Somerset MTA, the Cedant, the Original Reinsurer and the New Reinsurer intend for (a) the Original Reinsurer to transfer, assign and novate as of the Novation Effective Time (as defined below) all of its rights, title and interests of, and duties, liabilities and obligations under, the Coinsurance Agreement (COLI and Remainder BOLI) and the YRT Agreement (BOLI) (together, the “Novated Agreements”, with the “Effective Time” as defined in such agreements, being the “Amendment Effective Time” hereunder) and (b) the New Reinsurer to accept, assume and reinsure such rights, title, interests, duties, liabilities and obligations in order to accomplish the novation, release and transfer of such rights, title, interests, duties, liabilities and obligations of the Original Reinsurer to the New Reinsurer, in each case subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and upon the terms and conditions hereinafter set forth, the parties hereby agree as follows:

ARTICLE I

NOVATION AND RELEASE

1.1 Effective Time. This Agreement, and the settlement, novation and releases contemplated hereby, shall be effective as of [12:00:02] a.m. EST on December 1, 2024 (the “Novation Effective Time”).

1.2 Novation Payment. At the Closing, as contemplated by the Somerset MTA and the Novated Agreements, (a) the Cedant shall transfer for deposit into the Primary Subaccount (as defined under the Trust Agreement) the Estimated DLIC Transferred Investments Portfolio (as defined under the Somerset MTA) and (c) the Original Reinsurer shall transfer for deposit into the Primary Subaccount and the BOLI Crediting Rate Subaccount (as defined under the Trust Agreement) the Estimated BarbCo Transferred Investments Portfolio (as defined under the Somerset MTA) (subclauses (a) and (b) collectively, the “Novation Payment”) in each case, which amounts shall be settled in accordance with Section 2.03 of the Somerset MTA and shall be subject to further adjustment in accordance with Section 2.04 of the Somerset MTA.

1.3 Novation.

(a) Effective as of the Novation Effective Time, and except for Retained Liabilities (as defined below), the Original Reinsurer hereby irrevocably transfers, novates and assigns to the New Reinsurer, and the New Reinsurer hereby accepts and assumes by novation from the Original Reinsurer, all of the rights, title and interests of the Original Reinsurer in and to, and all of the duties, obligations and liabilities of the Original Reinsurer in all respects arising out of, resulting from or in any way related to, the Novated Agreements whether now known or unknown, whether arising prior to, on or after the Novation Effective Time, and the New Reinsurer shall be substituted for the Original Reinsurer in the Original Reinsurer’s name, place and stead as the reinsurer under the Novated Agreements in all respects as if the New Reinsurer were the original party thereunder as of the Amendment Effective Time and so as to effect a novation from the Original Reinsurer to the New Reinsurer and full and final discharge and release by both the Cedant and the New Reinsurer of the Original Reinsurer from any and all of Original Reinsurer’s past, present and future duties, liabilities or obligations arising under the Novated Agreements other than Retained Liabilities (the “Novated Items”). The New Reinsurer hereby accepts the transfer, novation and assignment of all of the Novated Items. Notwithstanding anything to the contrary in this Agreement, the New Reinsurer shall not assume hereunder or indemnify the Cedant for any duties, obligations or liabilities of the Original Reinsurer under the Novated Agreements arising from or related to the period prior to the Amendment Effective Time other than as expressly set forth in the Novated Agreements as of the Amendment Effective Time (such items not assumed, the “Retained Liabilities”). In furtherance of the foregoing, in connection with such transfer, assignment, and novation:

(i) the New Reinsurer hereby assumes and agrees to observe, pay, perform, satisfy, fulfill and discharge, to the extent and in the manner required under or related to the Novated Agreements and subject to the terms therein, any and all Novated Items;

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(ii)  the Cedant hereby consents to the transfer, novation and assignment to and assumption by the New Reinsurer contemplated hereby;

(iii) from and after the Novation Effective Time, the New Reinsurer and not the Original Reinsurer shall be treated as the Cedant’s contractual counterparty with respect the Novated Agreements to the extent of the Novated Items and the rights related to the same covered period as the Novated Items, and the Original Reinsurer shall be deemed to have ceased to be a party to or reinsurer under the Novated Agreements and shall forever be discharged from all obligations and liabilities to the Cedant in respect of the Novated Items; and

(iv) the Cedant shall be entitled to enforce the Novated Agreements directly against the New Reinsurer with respect to the Novated Items to the same extent that the Cedant could enforce the Novated Agreements prior to the novation contemplated hereby against the Original Reinsurer as if the New Reinsurer had executed and delivered the Novated Agreements, and the Cedant will look solely to the New Reinsurer for the performance of any and all obligations and liabilities owed to the Cedant under the Novated Agreements in respect of the Novated Items.

(b) In consideration of the duties, obligations and liabilities assumed by the New Reinsurer pursuant to this Agreement, the Cedant agrees that all duties, obligations and liabilities on the Cedant’s part owed to the Original Reinsurer pursuant to the Novated Agreements shall henceforth be owed to the New Reinsurer as though the New Reinsurer had originally entered into the Novated Agreements as reinsurer in place of the Original Reinsurer as of the Amendment Effective Time. The Cedant shall perform for the benefit of the New Reinsurer any of the Cedant’s obligations to the Original Reinsurer under the Novated Agreements to the same extent that the Cedant was obligated, prior to the novation contemplated hereby, to perform such obligations for the benefit of the Original Reinsurer.

(c) Notwithstanding anything to the contrary herein, the Original Reinsurer shall not be subject to duplicate payments or other duplicate obligations under the Novated Agreements, and the Cedant shall hold harmless and release the Original Reinsurer and its predecessors, successors, assigns, affiliates, agents, administrators, officers, directors, members, employees and shareholders from and against any claims for duplicate payments or other duplicate obligations arising out of or related to the Novated Agreements, and shall indemnify the Original Reinsurer and its respective predecessors, successors, assigns, affiliates, agents, administrators, officers, directors, members, employees and shareholders for any duplicate payments or duplicate obligations made by the Original Reinsurer arising out of or relating to the Novated Agreements.

1.4 The Cedant’s and the New Reinsurer’s Release of the Original Reinsurer. In consideration of the Novation Payment and the release provided in Section 1.5, as of the Closing Effective Time, each of the Cedant and the New Reinsurer hereby forever releases and discharges the Original Reinsurer, and its predecessors, successors, affiliates, agents, officers, directors, employees and shareholders, from any and all past, present, and future obligations, adjustments, liability for payment of interest, offsets, actions, causes of action, suits, debts, sums of money, accounts, premium payments, reckonings, bonds, bills, covenants, contracts, controversies,

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agreements, promises, damages, judgments, liens, rights, costs and expenses (including attorneys’ fees and costs actually incurred), claims and demands, liabilities and losses of any nature whatsoever, whether grounded in law or in equity, in contract or in tort, all whether known or unknown, vested or contingent, that the Cedant now has, owns, or holds or claims to have, own, or hold, or at any time had, owned, or held, or claimed to have had, owned, or held, or may after the execution of this Agreement have, own, or hold or claim to have, own, or hold, against the Original Reinsurer, to the extent arising from the Novated Items, it being the intention of the parties that this release operate as a full and final settlement of the Original Reinsurer’s current and future liabilities to the Cedant and the New Reinsurer under the Novated Items; provided, however, that this release does not discharge obligations of the Original Reinsurer that have been undertaken or imposed by the terms of this Agreement, or any other agreement between the parties (other than the Novated Agreements), including (A) the Master Transaction Agreement, dated as of [●] [●], 2024, by and among DLIC Sub-Holdings, LLC, the Cedant, the Original Reinsurer and Nautilus International Holdings, Inc. (the “Nautilus MTA”) and (B) the Reinsurance Agreement (Private Placement Life Insurance and Annuities) to be entered into between the Cedant and the Original Reinsurer following the Closing Effective Time (the “PPLA Reinsurance Agreement”).

1.5 The Original Reinsurer’s Release of the Cedant. In consideration of the release provided in Section 1.4, as of the Closing Effective Time, the Original Reinsurer hereby forever releases and discharges the Cedant, and its predecessors, successors, affiliates, agents, officers, directors, employees and shareholders, from any and all past, present, and future obligations, adjustments, liability for payment of interest, offsets, actions, causes of action, suits, debts, sums of money, accounts, premium payments, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, damages, judgments, liens, rights, costs and expenses (including attorneys’ fees and costs actually incurred), claims and demands, liabilities and losses of any nature whatsoever, whether grounded in law or in equity, in contract or in tort (other than intentional torts, in respect of which no release is granted hereby), all whether known or unknown, vested or contingent, that the Original Reinsurer now has, owns, or holds or claims to have, own, or hold, or at any time had, owned, or held, or claimed to have had, owned, or held, or may after the execution of this Agreement have, own, or hold or claim to have, own, or hold, against the Cedant, to the extent arising from any and all of the Cedant’s past, present and future duties, liabilities or obligations arising under the Novated Agreements with respect to the same period as the applicable Novated Items, it being the intention of the parties that this release operate as a full and final settlement of the Cedant’s current and future liabilities to the Original Reinsurer under such duties, liabilities or obligations; provided, however, that this release does not discharge obligations of the Cedant that have been undertaken or imposed by the terms of this Agreement, or any other agreement between the parties (other than the Novated Agreements), including the Nautilus MTA and the PPLA Reinsurance Agreement.

1.6 Tax Matters. The New Reinsurer represents that it (i) qualifies for all of the benefits of the income tax treaty between Ireland and the United States and (ii) has in effect for the current taxable year a valid closing agreement with the Internal Revenue Service as provided by section 3.04(2) of IRS Rev. Proc. 2003-78, 2003-2 C.B. 1029. The New Reinsurer will promptly notify Cedant and the Original Reinsurer if the foregoing representation becomes untrue with respect to any taxable period, beginning with the taxable period that includes the Novation, in which this Agreement is in effect. If the Cedant or the Original Reinsurer determines in good faith that any Excise Tax is due with respect to any amount paid or payable

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(or deemed to have been paid or to be payable) to such Reinsurer under the Novated Agreements or this Agreement: (a) the Cedant or the Original Reinsurer, as the case may be, shall pay, or make deductions and withholdings in respect of, such Excise Tax upon the earlier of determining in good faith that such payment of, or deduction or withholding in respect of, Excise Tax is required or receiving notice that such amount has been assessed (whether assessed against the Cedant or the Original Reinsurer), and shall reduce the amount due to the New Reinsurer by that amount; (b) the Cedant or the Original Reinsurer, as the case may be, shall pay the full amount deducted or withheld in respect of such Excise Tax to the relevant Governmental Authority in accordance with applicable Law; (c) the Excise Tax so paid to the relevant Governmental Authority shall be treated for all purposes of the Novated Agreements or this Agreement, as applicable, as having been paid to the New Reinsurer; and (d) in the event that the amount of Excise Tax due exceeds the amount payable by the Cedant or the Original Reinsurer, as the case may be, to the New Reinsurer on any Settlement Date (including if it is determined that such Excise Tax is due and payable after the Novation), the New Reinsurer shall promptly pay to the Cedant or the Original Reinsurer, as the case may be, an amount equal to such excess amount within ten (10) business days of being notified of such amount due; provided that, if the Cedant or the Original Reinsurer, as the case may be, believes it is required by applicable Law to withhold any Excise Tax from a payment hereunder, it shall provide reasonable prior notice to the New Reinsurer of its intent to do so and shall use commercially reasonable efforts to cooperate with the New Reinsurer to eliminate or reduce any such withholding, subject to the New Reinsurer reimbursing the Cedant or the Original Reinsurer, as the case may be, for its out of pocket costs. If such withholding is made, the Cedant or the Original Reinsurer, as the case may be, shall promptly provide a receipt to the New Reinsurer and will use commercially reasonable efforts to assist the New Reinsurer in obtaining any refund permitted by applicable Law, subject to the New Reinsurer reimbursing the Cedant or the Original Reinsurer, as the case may be, for its out of pocket costs.

1.7 Further Assurances. The parties hereto hereby agree to execute such other documents and perform such further acts as may be reasonably required or advisable to carry out the provisions hereof and the transactions contemplated hereby.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 The New Reinsurer represents and warrants to the Original Reinsurer as of the date hereof:

(a) Organization and Qualification. The New Reinsurer is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of domicile and has all requisite company power and authority to operate its business as now conducted, and is duly qualified as a foreign entity to do business, and, to the extent legally applicable, is in good standing, in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for failures to be so qualified or be in good standing that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect on the New Reinsurer’s ability to perform its obligations under this Agreement.

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(b) Authorization. The New Reinsurer has all requisite company power to enter into, consummate the transactions contemplated by and carry out its obligations under, this Agreement. The execution and delivery by the New Reinsurer of this Agreement, and the consummation by the New Reinsurer of the transactions contemplated by, and the performance by the New Reinsurer of its obligations under, this Agreement has been duly authorized by all requisite corporate action applicable to the New Reinsurer. This Agreement has been duly executed and delivered by the New Reinsurer, and (assuming due authorization, execution and delivery by the other parties and the other signatories to this Agreement) this Agreement constitutes the legal, valid and binding obligation of the New Reinsurer, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, or similar laws relating to or affecting creditors’ rights generally and to general principles of equity.

(c) No Conflict. The execution, delivery and performance by the New Reinsurer of, and the consummation by the New Reinsurer of the transactions contemplated by, this Agreement do not and will not (i) violate or conflict with the organizational documents of the New Reinsurer, (ii) conflict with or violate any law or permit of any governmental authority applicable to the New Reinsurer or by which it or its properties or assets is bound or subject, or (iii) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any person any rights of termination, acceleration or cancellation of, any agreement, lease, note, bond, loan or credit agreement, mortgage, indenture or other instrument, obligation or contract of any kind to which the New Reinsurer or any of its subsidiaries is a party or by which the New Reinsurer or any of its subsidiaries or any of their respective properties or assets is bound or affected, except, in the case of clause (iii), any such conflicts, violations, breaches, loss of contractual benefits, defaults or rights that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect on the New Reinsurer’s ability to perform its obligations under this Agreement.

ARTICLE III

MISCELLANEOUS

3.1 Entire Agreement. This Agreement, the Somerset MTA, the Coinsurance Agreement (COLI and Remainder BOLI) and the YRT Agreement (BOLI) constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to the subject matter hereof and thereof.

3.2 Notices. Any notice, request, demand, waiver, consent, approval or other communication required or permitted to be given by any party hereunder shall be in writing and shall be deemed given (a) when delivered personally by hand, (b) sent by email (with confirmation of transmission), (c) sent by registered or certified mail, postage prepaid, or (d) sent by a standard overnight courier of national reputation (with written confirmation of delivery). Any such notice shall be deemed given when so delivered personally, or if sent by email, on the date received (provided that any notice received after 5:00 p.m. (addressee’s local time) shall be deemed given at 9:00 a.m. (addressee’s local time) on the next Business Day), or if mailed, on the date shown on

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the receipt therefor, or if sent by overnight courier, on the date shown on the written confirmation of delivery. Such notices shall be given to the following addresses (or to such other address or email address as a party may have specified by notice given to the other party pursuant to this provision):

(a) If to the Cedant:

Delaware Life Insurance Company

[●]

[●]

Attention:        [●]

Email: [●]

(b) If to the Original Reinsurer:

Delaware Life Reinsurance Company (Barbados) Corp.

[●]

[●]

Attention:     [●]

Email: [●]

(c) If to the New Reinsurer:

Somerset Reinsurance Ltd.

[●]

[●]

Attention:     [●]

Email: [●]

Any party may, by notice given in accordance with this Section 3.2 to the other party, designate another address or Person for receipt of notices hereunder. As used herein, “Business Day” shall mean any day other than a Saturday, a Sunday or any day on which banks in Hamilton, Bermuda, Bridgetown, Barbados or Wilmington, Delaware are authorized or required by applicable Law to be closed for business.

3.3 Waivers and Amendment. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by an instrument in writing signed, in the case of an amendment or modification, by the parties, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

3.4 Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations under it may be directly or indirectly assigned, delegated, sublicensed or transferred by either of the parties, in whole or in part, to any other Person (including any bankruptcy trustee)

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by operation of law or otherwise, whether voluntarily or involuntarily, without the prior written consent of the other party, and any attempted or purported assignment in violation of this Section 2.4 will be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns.

3.5 No Third-Party Beneficiaries. Nothing expressed or implied in this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the parties and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns.

3.6 Construction. The words “hereof,” “herein,” “hereunder,” “hereby,” “herewith” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The headings herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to the Sections are to a Section of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “or” shall mean “and/or” as the context requires unless otherwise specified. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require. The words “will” and “shall” shall have a corresponding meaning. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Any reference to “days” means calendar days unless Business Days are expressly specified. Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a Business Day, the party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty. The “date of this Agreement,” the “date hereof” and words of similar import refer to [●] [●], 2024. References to “dollars” or “$” mean United States dollars, unless otherwise clearly indicated to the contrary. “Person” means an individual, a corporation, a partnership, an association, a limited liability company, a joint venture, a trust or other entity or organization, including a governmental authority. The parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively, and references to any date mean to but excluding.

3.7 Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arising out of or relating to this Agreement or the negotiation, execution and delivery or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) (collectively, the “Disputes”) shall be governed by and

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construed in accordance with the Laws of the State of New York, without respect to its applicable principles of conflicts of laws that might require the application of the Laws of another jurisdiction.

3.8 Arbitration. [All Disputes between the parties in respect of this Agreement shall be resolved pursuant to the terms of [[Section 18.07] of the respective Novated Agreement][[Section 9.06] of the Somerset MTA], which shall apply to this Agreement mutatis mutandis.]

3.9 Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument binding upon all of the parties notwithstanding the fact that all parties are not signatory to the original or the same counterpart. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. Each counterpart may be delivered by scanned image or other electronic means, including files in ..pdf or .jpeg or generally recognized e-signature technology (e.g., DocuSign or Adobe Sign) intended to preserve the original graphic or pictorial appearance of a document.

3.10 Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is determined by a court of competent jurisdiction to be invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative or unenforceable to any extent whatsoever. Upon any such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

3.11 Incontestability. In consideration of the covenants and agreements contained herein, each party hereby agrees that this Agreement, and each and every provision hereof, is and shall be enforceable by and between them according to its terms, and each party hereby agrees that it shall not contest in any respect the validity or enforceability hereof.

3.12 Expenses. Except as otherwise expressly provided herein, each party shall bear its respective direct and indirect fees, costs and expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated thereby.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

DELAWARE LIFE INSURANCE COMPANY

By:
Name:
Title:

DELAWARE LIFE REINSURANCE COMPANY (BARBADOS) CORP.

By:
Name:
Title:

SOMERSET REINSURANCE LTD.

By:
Name:
Title:

[Signature Page to Reinsurance Novation and Release Agreement]

Exhibit A

Coinsurance Agreement (COLI and Remainder BOLI)

Exhibit B (omitted)

Exhibit A

AMENDED AND RESTATED

COINSURANCE AGREEMENT (COLI AND REMAINDER BOLI)

by and between

DELAWARE LIFE INSURANCE COMPANY

and

DELAWARE LIFE REINSURANCE COMPANY (BARBADOS) CORP.

Dated as of [●] [●], 2024

TABLE OF CONTENTS

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ARTICLE V

ACCOUNTING, SETTLEMENT AND REPORTING

Section 5.01	Reinsurer Monthly Report	31
Section 5.02	Cedant Monthly Reports	32
Section 5.03	Dispute Resolution	32
Section 5.04	Material Claim Amounts	34
Section 5.05	Monthly Settlement	35
Section 5.06	Payments and Remittances; Delayed Payments	35
Section 5.07	Offset and Recoupment Rights	35
Section 5.08	Setoff Against Other Agreements	35
Section 5.09	BSCR Certification	36
Section 5.10	Additional Reporting	36

ARTICLE VI

ACCESS

Section 6.01	Right of Inspection and Audit	37

ARTICLE VII

ADMINISTRATION

Section 7.01	Administration	38
Section 7.02	Cedant Retained Authority (Cedant Services)	38

ARTICLE VIII

TRUST ACCOUNT

Section 8.01	Trust Account	39
Section 8.02	Permitted Investments	39
Section 8.03	Value of Assets in Trust	39
Section 8.04	Cedant Withdrawal from the Trust Account	40
Section 8.05	Reinsurer’s Ongoing Funding Obligations for and Withdrawals from the Trust Account	41
Section 8.06	Reinsurer’s Additional Withdrawal Right	42
Section 8.07	Substitution of Assets	42
Section 8.08	Priority of Use of Collateral	42
Section 8.09	Termination of Trust Account	43

ARTICLE IX

LETTERS OF CREDIT

Section 9.01	Letters of Credit	43

ARTICLE X

[RESERVED]

ARTICLE XI

REINSURANCE CREDIT

Section 11.01	Credit for Reinsurance	44

ARTICLE XII

ERRORS AND OMISSIONS

Section 12.01	Oversights	46

ARTICLE XIII

INSOLVENCY

Section 13.01	Insolvency of Cedant	46
Section 13.02	Insolvency of Reinsurer	47

ARTICLE XIV

DURATION AND TERMINATION

Section 14.01	Duration	47
Section 14.02	Survival	47
Section 14.03	Recapture	48
Section 14.04	Effect of Recapture or Termination	48
Section 14.05	Triggering Event	49
Section 14.06	Notice of Triggering Event	50
Section 14.07	Notice of Reinsurer Termination for Non-Payment	50

ARTICLE XV

TERMINAL ACCOUNTING AND SETTLEMENT

Section 15.01	Terminal Accounting	50
Section 15.02	Proposed Recapture Payment Statement	51
Section 15.03	Changes to Proposed Recapture Payment Statement	51

ARTICLE XVI

INDEMNIFICATION

Section 16.01	Reinsurer’s Obligation to Indemnify	54

List of Schedules

Schedule 1.01(a)	Cedant Monthly Dispute Representative
Schedule 1.01(b)	Reinsurer Monthly Dispute Representative
Schedule 1.01(c)	Cedant Representative of Senior Management
Schedule 1.01(d)	Reinsurer Representative of Senior Management
Schedule 1.01(e)	Investment Guidelines
Schedule 1.01(f)	Aggregate Required Base Funding Amount
Schedule 1.01(g)	Reinsured Policies
Schedule 1.01(h)	Designated Cedant Services
Schedule 1.01(i)	Third Party Reinsurance Contracts
Schedule 1.01(j)	Fair Market Value Methodologies

Schedule 2.02	Reinstatement Procedures
Schedule 2.05	COI Non-Guaranteed Element Guidelines
Schedule 5.01	Reinsurer Monthly Report
Schedule 5.02	Cedant Monthly Report
Schedule 5.09	BSCR Certification
Schedule 7.04	Additional Reporting
Schedule 15.01(a)	Recapture Payment Statement Methods

List of Exhibits

Exhibit A	Trust Agreement
Exhibit B	Security and Control Agreement
Exhibit C	Transition Services Agreement
Exhibit D	Wrap Agreements
Exhibit E	Administrative Services Agreement

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AMENDED AND RESTATED

COINSURANCE AGREEMENT (COLI AND REMAINDER BOLI)

This AMENDED AND RESTATED COINSURANCE AGREEMENT (COLI AND REMAINDER BOLI) (this “Agreement”), is made and entered into as of [●] [●], 2024, by and between Delaware Life Insurance Company, a Delaware domiciled stock life insurance company (“Cedant”), and Delaware Life Reinsurance Company (Barbados) Corp., a Barbados domiciled reinsurance company (“Reinsurer”).

W I T N E S S E T H

WHEREAS, Cedant and Reinsurer entered into that certain Reinsurance Agreement, dated as of December 31, 2008, as amended (the “Existing Coinsurance Agreement (COLI)”), pursuant to which Cedant ceded, and Reinsurer accepted and reinsured, the General Account Liabilities and Cedant transferred to Reinsurer certain separate account fee economics, in each case, in respect of the Existing COLI Policies (as defined below);

WHEREAS, Cedant and Reinsurer are party to that certain Reinsurance Agreement, dated as of June 12, 2000, as amended (the “Existing YRT Agreement (BOLI)”), pursuant to which Cedant ceded, and Reinsurer accepted and reinsured on a yearly renewable term basis liabilities including the Pro-Rata Share of the Certificate Net Amount at Risk of a Certificate (as defined therein) (such liabilities, the “BOLI Certificate Net Amount at Risk”);

WHEREAS, Cedant and Somerset Reinsurance Ltd., an exempted company limited by shares registered as a Long Term Class E insurer under the Insurance Act 1978 of Bermuda and authorized as a reciprocal jurisdiction reinsurer in the State of Delaware (“Somerset”), have entered into that certain Master Transaction Agreement, dated as of [●] [●], 2024 (the “Somerset MTA”);

WHEREAS, [simultaneously herewith], Cedant has assumed all of the Liabilities under the Existing Coinsurance Agreement (COLI) to the extent (i) incurred but not reported, (ii) in the course of settlement or (iii) incurred under or arising out of the Reinsured Policies prior the Effective Time;

WHEREAS, simultaneously with the execution and delivery of this Agreement, Cedant and Reinsurer entered into that certain Amended and Restated Reinsurance Agreement (BOLI), pursuant to which Cedant and Reinsurer amended and restated the Existing YRT Agreement (BOLI) in its entirety (as amended and restated, the “YRT Agreement (BOLI)”);

WHEREAS, as contemplated by the Somerset MTA, upon the terms and subject to the conditions set forth herein, Cedant and Reinsurer wish to amend and restate the Existing Coinsurance Agreement (COLI) in its entirety in the form of this Agreement to include (i) the New COLI Policies and (ii) all liabilities under the Remainder BOLI Policies (other than the BOLI Certificate Net Amount at Risk) and certain separate account fee economics in respect of the Remainder BOLI Policies (each as defined below) (which will result, in the aggregate, in    percent (   %) of the liabilities incurred under or arising out of the Remainder BOLI

Policies being ceded to Reinsurer from or after the effective time and all certificate net at risk under such policies pursuant to a combination of this Agreement and the YRT Agreement (BOLI));

WHEREAS, effective as of Amended and Restated Effective Date, Cedant shall cede to Reinsurer, and Reinsurer shall accept, in addition to the General Account Liabilities under the Existing COLI Policies already ceded to Reinsurer (the “Existing General Account Liabilities”), the General Account Liabilities in respect of the New COLI Policies and the Remainder BOLI Policies (the “New General Account Liabilities”);

WHEREAS, immediately following the execution of this Agreement, Cedant, Reinsurer and Somerset intend to enter into that certain Reinsurance Novation and Release Agreement, dated as of the date hereof (the “Novation Agreement”), pursuant to which Reinsurer will transfer, assign and novate all of its rights, title and interests of, and duties, liabilities and obligations under, this Agreement and the YRT Agreement (BOLI) to Somerset, and Somerset will accept, assume and reinsure such rights, title, interests, duties, liabilities and obligations in order to accomplish the novation, release and transfer of such rights, title, interests, duties, liabilities and obligations of Reinsurer to Somerset, subject to the terms and conditions thereof (the “Novation”);

WHEREAS, concurrently with the execution of the Novation Agreement, (a) Somerset in its capacity as reinsurer hereunder following the Novation, as grantor, Cedant, as beneficiary, and The Bank of New York Mellon, as trustee (the “Trustee”), are entering into that certain Trust Agreement attached hereto as Exhibit A (the “Trust Agreement”), pursuant to which Somerset shall establish a Trust Account to collateralize its obligations to Cedant in respect of its liabilities to Cedant under this Agreement and the YRT Agreement (BOLI), (b) Cedant and Reinsurer will fund the Trust Account with their respective portions of the Initial Asset Transfer Amount and (c) Somerset in its capacity as reinsurer hereunder following the Novation, as grantor, Cedant, as the secured party, and The Bank of New York Mellon, as securities intermediary, will enter into that certain Security and Control Agreement attached hereto as Exhibit B (the “Security and Control Agreement”), pursuant to which Somerset in its capacity as reinsurer hereunder following the Novation shall grant to Cedant, and Cedant shall perfect, a first ranking priority security interest in the Collateral;

WHEREAS, concurrently with the execution of the Novation Agreement, [(a)] [Name of Blocker Entity], a [Delaware] limited liability company and a wholly owned subsidiary of Somerset (“Blocker”), as grantor, Cedant, as beneficiary, and the Trustee, as trustee, are entering into that certain Trust Agreement (the “Blocker Trust Agreement”), 1[pursuant to which Blocker shall guarantee obligations of Somerset to Cedant under this Agreement and the YRT Agreement (BOLI)] and establish the Blocker Trust Account to collateralize such guarantee obligations; [and (b) Blocker, as grantor, Cedant, as the secured party, and The Bank of New York Mellon, as securities intermediary, will enter into a Security and Control Agreement (the “Blocker Security and Control Agreement”), pursuant to which Blocker shall grant to Cedant, and Cedant shall perfect, a first ranking priority security interest in the Collateral (as defined in the Blocker Trust Agreement)];

WHEREAS, concurrently with the execution of the Novation Agreement, Cedant and Somerset will enter into that certain Administrative Services Agreement attached hereto as Exhibit E (the “Administrative Services Agreement”), pursuant to which, among other things, Reinsurer shall perform, or cause to be performed, certain administrative services in respect of the Reinsured Policies, and Somerset in its capacity as reinsurer hereunder following the Novation desires to subcontract such administrative services to a third party administrator, [Nautilus Service Co] (“Nautilus”); and

WHEREAS, concurrently with the execution and delivery of the Novation Agreement, Cedant and Somerset will enter into that certain Transition Services Agreement attached hereto as Exhibit C (the “Transition Services Agreement”), pursuant to which, among other things, Cedant shall perform certain services in respect of the Reinsured Policies and certain other business of Cedant, including for the benefit of Nautilus as a permitted recipient of services thereunder.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. The following terms shall have the respective meanings set forth below throughout this Agreement:

“Actuarial Standards” has the meaning set forth in Section 2.05.

“Adjusted NAIC Reserves” means a scaled percentage of NAIC Reserves calculated as set forth on Schedule 1.01(f).2

“Administration Termination Triggering Event” means the termination of the Administrative Services Agreement in accordance with its terms.

“Administrative Services Agreement” has the meaning set forth in the Recitals.

“Administrator” has the meaning set forth in the Recitals.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, that Persons that control or are under common control with

Group 1001 Insurance Holdings, LLC that are not subsidiaries of Group 1001 Insurance Holdings, LLC shall not constitute “Affiliates” of Cedant. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) with respect to the relationship between or among two (2) or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise. The term “Affiliated” shall have a correlative meaning.

“Aggregate COLI Account Value” means, as of any date of determination, the aggregate account value of the Existing COLI Policies and New COLI Policies (and all Discovered Policies satisfying the requirements to be Existing COLI Policies and New COLI Policies) pursuant to the terms of such Policies.

“Aggregate Required Balance” means, as of any date of determination, an amount equal to the sum of (a) Aggregate Required Base Funding Amount, less (b) the Policy Loan Balance held by Cedant.

“Aggregate Required Base Funding Amount” means (a) (i) as of the Closing, the Initial Asset Transfer Amount and (ii) thereafter as of any other date, (A) Adjusted NAIC Reserves plus (B) the OC Amount.

“Agreement” has the meaning set forth in the Preamble.

“    Fee Agreements” means (a) that certain License Agreement, effective as of       by and among     , Cedant and BarbCo (as successor by novation to Sun Life Assurance Company of Canada) and (b) that certain Administrative Services Agreement, dated as of       , by and between _________ and Cedant.

“Ancillary Agreements” has the meaning set forth in the Somerset MTA.

“Andesa Administrative Services Agreements” means that certain (a) Professional Services Agreement, effective as of January 1, 2015, by and between Andesa Services, Inc. and Nautilus, as assignee (as amended) and (b) Software and Services Agreement, effective as of January 1, 2015, by and between Andesa Services, Inc. and Nautilus, as assignee (as amended).

“Applicable Books and Records” means (a) with respect to Cedant and its Affiliates, the Reinsurance Books and Records and (b) with respect to Reinsurer and its Affiliates, the books and records created in connection with or otherwise with respect to this Agreement, including as respects the assets in the Trust Account and the determination of the value and any impairments of such assets and the administration of the Policies.

“ARIAS U.S.” has the meaning set forth in Section 18.07(b).

“Assets” means, as of any given time, the assets then on deposit in the Trust Account.

“Blocker” has the meaning set forth in the Recitals.

“Blocker Security Account Control Agreement” has the meaning set forth in the Recitals.

“Blocker Trust Account” means the “Trust Account” as defined in the Blocker Trust Agreement.

“Blocker Trust Agreement” has the meaning set forth in the Recitals.

“BOLI Certificate Net Amount at Risk” has the meaning set forth in the Preamble.

“Book Value” means, as at any date of determination, with respect to any Asset on deposit in the Trust Account, Reinsurer’s carrying value of the Asset (including, without duplication, interest accrued thereon) as determined in accordance with IFRS applicable to Reinsurer; provided, however, that if Reinsurer ceases to value its business on an IFRS basis, the parties shall cooperate in good faith to agree on an alternative basis for calculating Book Value.

“BSCR Certification” has the meaning set forth in Section 5.09(a).

“BSCR Ratio” means, as of any date of determination, the ratio as of such date of (a) the Available Statutory Economic Capital and Surplus of Reinsurer to (b) the Bermuda Solvency Capital Requirement of Reinsurer, as such terms are defined and prescribed by the Bermuda Monetary Authority for Class E insurers domiciled in Bermuda as in effect as of such date of determination in accordance with the methodology prescribed by the Bermuda Monetary Authority for such calculation in effect as of such date of determination.

“BSCR Reporting Date” has the meaning set forth in Section 5.09(b).

“Business Day” means any day other than a Saturday, a Sunday or any day on which banks in Hamilton, Bermuda or Wilmington, Delaware are authorized or required by applicable Law to be closed for business.

“Cedant” has the meaning set forth in the Preamble.

“Cedant Extra-Contractual Obligations” means (a) all Extra-Contractual Obligations to the extent relating to periods prior to the Closing Date solely in respect of the Existing COLI Policies, New COLI Policies and Remainder BOLI Policies and (b) all Extra-Contractual Obligations to the extent arising out of or relating to acts, errors or omissions of Cedant or its Affiliates following the Closing Date, unless such act or omission was undertaken by or at the express written direction or request of, or with the prior written consent of, Reinsurer or any of its Affiliates other than the obligation of Cedant to provide the Cedant Services pursuant to this Agreement; provided that any omission of Cedant with respect to any service required to be performed by Reinsurer or one of its designees (including Nautilus) under the Administrative Services Agreement and not Cedant shall not be a Cedant Extra-Contractual Obligation.

“Cedant Domiciliary State” means Cedant’s state of domicile from time to time provided that, for purposes of this Agreement, if Cedant’s actual state of domicile is the State of New York or the State of California, Cedant Domiciliary State will be deemed Cedant’s state of domicile prior to such redomestication (which is not the State of New York or the State of California).

“Cedant Indemnified Parties” has the meaning set forth in Section 16.01.

“Cedant Monthly Report” has the meaning set forth in Section 5.02.

“Cedant Services” means (a) any actions Cedant is required by applicable Law to take without Reinsurer, Administrator, or a Subcontractor acting on its or their behalf, if any, but only to the extent such actions are related to the Reinsured Policies and would otherwise constitute an Administrative Service, (b) any actions that relate to Reinsured Policies but that do not exclusively relate to the Reinsured Policies and are performed on the entity level, such as certain accounting reports, Tax returns, guaranty fund reports, unclaimed property pre-filing search letters and filings, actuarial reports, and other reports and certifications, (c) the Designated Cedant Services, and (d) such other services as the parties may agree.

“Claim Notice” has the meaning set forth in Section 16.04(a).

“Client” means any policyholders, contractholders, insureds and beneficiaries under Reinsured Policies.

“Closing” has the meaning set forth in the Somerset MTA.

“Closing Date” has the meaning set forth in the Somerset MTA.

“Code” means the Internal Revenue Code of 1986.

“COI Non-Guaranteed Elements” means cost of insurance charges, loads and expense charges in respect of the Reinsured Policies.

“Collateral” has the meaning set forth in the Security and Control Agreement.

“Commissions” means all amounts due to agents, brokers, producers and distributors in respect of the Reinsured Policies, including initial and trail commissions, compensation, loans, expense allowances, benefit credits, fees, bonus and other incentive payments and any other related amounts.

“Confidential Information” means all information or data of any kind (whether or not specifically labeled or identified as confidential, and whether oral, written or in any electronic medium) concerning the Disclosing Party or any of its Affiliates, employees, policyholders, contractholders, insureds and beneficiaries under the Reinsured Policies, contractual counterparties, including any Personal Information, obtained directly or indirectly from the Disclosing Party or any of its Affiliates or their respective Representatives, whether in oral, visual, written, electronic or other form, that is or was disclosed to or learned by the Receiving Party or its Representatives, before, on or after the date hereof, together with all notes, memoranda, summaries, analyses, compilations, extracts, studies, forecasts, reports and other writings or materials relating thereto that are prepared by or on behalf of the Receiving Party or its Representatives to the extent they use, contain, reflect or derive from or incorporate any such information or data, including, without limitation, all copies, electronic or otherwise, and reproductions thereof, in connection with the transactions contemplated by this Agreement, the Somerset MTA or any other Ancillary Agreements, except (i) information that, when the Disclosing Party discloses it to the Receiving Party is already in the possession of the Receiving Party or any of the Receiving Party’s Representatives as the result of disclosure by a Person not then under an obligation to the Disclosing Party to keep that information confidential, (ii) information that, after the Disclosing Party discloses it to the Receiving Party, is disclosed to the Receiving Party or any of the Receiving Party’s Affiliates or Representatives by a Person not then under an obligation to the Disclosing Party to keep that information confidential, (iii) other than with respect to Personal Information, information that is already lawfully public when the Disclosing Party discloses it to the Receiving Party or lawfully becomes public after the Disclosing Party discloses it to the Receiving Party and or (iv) information which is independently developed by the Receiving Party or its Affiliates or Representatives without the use or benefit of any information that would otherwise be Confidential Information. For the avoidance of doubt, Confidential Information shall not become public for purposes of this Agreement if it is publicly disclosed as a result of a breach of this Agreement or any other confidentiality or non-disclosure obligation by the Receiving Party.

“Contract” means, with respect to any Person, any written agreement, contract, lease, instrument or other written, legally binding obligation to which such Person is a party or is otherwise subject or bound.

“Designated Cedant Services” means the administrative services described on Schedule 1.01(h) to the extent relating solely to the Reinsured Policies.

“Disclosing Party” has the meaning set forth in Section 18.15.

“Discovered Policies” means (a) all Policies satisfying the requirements to be Existing COLI Policies, New COLI Policies, or Remainder BOLI Policies except that they were not identified in the seriatim listing provided by Cedant specified on Schedule 1.1(g) that Cedant reasonably believes should have been included on such schedule and (b) with respect to which the requirements of Section 2.12 have been satisfied.

“Disputes” has the meaning set forth in Section 18.06.

“Distribution Contracts” means Contracts between Cedant or its Affiliates, on the one hand, and a Distributor, on the other hand, pursuant to which such Distributor markets or sells Reinsured Policies.

“Distributor” means any broker, broker-dealer, insurance agent, producer, distributor or other Person who markets or sells the Reinsured Policies.

“Effective Date” means [●] [●], 2024.

“Effective Time” means 12:00:01 a.m. Eastern Time on the Effective Date.

“Election” has the meaning set forth in Section 17.01(a).

“Estimated Recapture Payment” has the meaning set forth in Section 15.01(a).

“Estimated Recapture Payment Statement” has the meaning set forth in Section 15.01(a).

“Excess Trust Account Withdrawal” has the meaning set forth in Section 8.04(b).

“Excise Tax” has the meaning set forth in Section 17.02.

“Ex-Gratia Payments” means a payment that is both (a) outside the terms and conditions and limits of the applicable Reinsured Policy and (b) (i) prior to Cedant assuming all administration in accordance with the Administrative Services Agreement, paid directly by Cedant contrary to or without the direction of Reinsurer (provided that no payment made or directed to be made by Reinsurer as Administrator under the Administrative Services Agreement or otherwise expressly consented to by Reinsurer shall be an Ex-Gratia Payment) or (ii) after Cedant assumes all administration in accordance with the Administrative Services Agreement, made by or on behalf of Cedant (unless consented to by Reinsurer).

“Excluded Liabilities” means (a) any and all Cedant Extra-Contractual Obligations, (b) any and all General Account Liabilities resulting from changes to the terms and conditions of a Reinsured Policy after the Effective Time as described in Section 2.09(b) of this Agreement to the extent such changes are not approved by Reinsurer in accordance with Section 2.09(b) of this Agreement and (c) any Ex-Gratia Payments.

“Existing COLI Policies” means all Policies issued by Cedant (or novated to Cedant) on policy forms VUL00, VUL20, VUL04 and PUL04, in each case, prior to April 1, 2010 and identified in the seriatim listing provided by Cedant specified on Schedule 1.1(g) (including all certificates, supplements, endorsements, conversions, riders and cover notes thereto, all amendments and extensions thereof and all ancillary Contracts issued or entered into in connection therewith).

“Existing Coinsurance Agreement (COLI)” has the meaning set forth in the Recitals.

“Existing General Account Liabilities” has the meaning set forth in the Recitals.

“Existing YRT Agreement (BOLI)” has the meaning set forth in the Recitals.

“Expense Allowance” has the meaning set forth in Section 4.01.

“Extra-Contractual Obligations” means all Liabilities or obligations and any related expenses (including attorneys’ fees) arising out of or relating to the Reinsured Policies, other than those insured under the express terms and within the limits of the Reinsured Policies, whether to Policyholders, Distributors, Governmental Authorities or any other Person, including for consequential, exemplary, punitive, compensatory, special, statutory or regulatory damages (or interest, fines, penalties, forfeitures or similar charges of a penal or disciplinary nature) or any other form of extra-contractual damages or liability relating to the Reinsured Policies, including those that arise from any alleged or actual act, error or omission (whether or not intentional, in bad faith or otherwise) relating to or in connection with (a) policy form, policy design, marketing, underwriting, production, sale, issuance, cancellation or administration of the Reinsured Policies, (b) the investigation, defense, trial, settlement or handling of claims, benefits or payments arising out of, under or with respect to the Reinsured Policies, (c) the failure to pay, or the delay in payment, of benefits, claims or any other amounts due or alleged to be due under or in connection with the Reinsured Policies or errors in calculating or administering the payment of, benefits, claims or any other amounts due or alleged to be due under or in connection with the Reinsured Policies, (d) the failure of any Reinsured Policy to provide the purchaser, Policyholder or other holder or intended beneficiaries thereof with Tax treatment under the Code that is the same as or more favorable than the Tax treatment under the Code (i) that was purported to apply in materials provided at the time of issuance, assumption, exchange, modification or sale of the applicable Policy or (ii) for which policies or contracts of that type are intended to qualify under the Code and (e) escheat or abandoned property Liabilities.

“Fair Market Value” means, as of any date of determination, (a) as to cash, the amount of it and (b) as to an asset other than cash, the market value thereof determined in accordance with the methodologies set forth on Schedule 1.01(j).

“Final Recapture Payment Statement” means the Proposed Recapture Payment Statement, as finalized pursuant to the procedures set forth in Section 15.03.

“Final Statement” has the meaning set forth in the Somerset MTA.

“Fund” means an underlying mutual fund or other pooled investment vehicle in which a Separate Account invests in connection with the Reinsured Policies.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“General Account Liabilities” means

(a)  the sum of the following Liabilities of Cedant, in each case, other than as noted in this clause (a) with respect to the Remainder BOLI Policies (and all Discovered Policies satisfying the requirements to be Remainder BOLI Policies), incurred under or arising out of the Reinsured Policies from or after the Effective Time and related to periods on or after the Effective Time (which shall exclude claim Liabilities that are incurred but not reported or in the course of settlement in respect of Existing COLI Policies and New COLI Policies (and all Discovered Policies satisfying the requirements to be Existing COLI Policies and New COLI Policies) but shall include such amounts and obligations represented by the claims stabilization reserve in respect of Remainder BOLI Policies, in each case, as of the Effective Time), without duplication:

(i) all Liabilities in respect of (A) benefit payments (including any commutation payments and amounts payable for returns or refunds of premiums), (B) full or partial surrenders, including interest thereon, (C) withdrawals of cash value, (D) death benefits (including interest thereon) and (E) Policy Loans (including interest accrued thereon that has been capitalized to the principal balance of such Policy Loans) (collectively, the “Benefit Payments”);

(ii) if Cedant assumes responsibility for the administration of the Reinsured Policies in accordance with the Administrative Services Agreement, reasonable costs and expenses of Cedant as determined by the parties in connection with the investigation, appraisal, settlement, litigation, defense or appeal of any claim or loss that arises in respect of a Reinsured Policy (“Loss Expenses”); provided, however, “Loss

Expenses” shall not include salaries or bonuses of any employees or any other unallocated overhead expenses of Cedant;

(iii) all Liabilities which relate to Reinsured Policies that (A) are amounts held in the general account of Cedant pending transfer to a Separate Account, or (B) require payment from a Separate Account the amount of which exceeds the assets of such Separate Account (without duplication of the amounts set forth in clause (i) above);

(iv) Premium Taxes; provided, that the amount of any Premium Taxes shall be determined net of any credits, deductions or offsets to Premium Taxes paid or accrued after the Effective Date that are otherwise available to the Cedant with regard to the Reinsured Liabilities;

(v) Third Party Reinsurance Premiums (other than under any Specified Reinsurance Agreement, if any) (as applicable, allocated pursuant to Section 2.13(a) to the extent actually payable by Cedant;

(vi) Commissions; and

(vii) Reinsurer Extra-Contractual Obligations; less

(b) Third Party Reinsurance Recoverables (other than under any Specified Reinsurance Agreement, if any) (as applicable, allocated pursuant to Section 2.13(a) to the extent actually collected by Cedant;

For the avoidance of doubt, “General Account Liabilities” (X) shall not include any Excluded Liabilities or Separate Accounts Liabilities, (Y) in the case of Remainder BOLI Policies (and all Discovered Policies satisfying the requirements to be Remainder BOLI Policies), shall be net of amounts ceded pursuant to the YRT Agreement (BOLI) and (Z) shall include any “new life” added under a Reinsured Policy regardless of whether such “new life” is added before, on or after the Effective Time.

“Governmental Authority” means any government, political subdivision, court, commission, legislative, regulatory, self-regulatory body or administrative agency or other instrumentality thereof, whether federal, state, local or foreign and including any regulatory authority which may be partly or wholly autonomous.

“IFRS” means the financial reporting standards promulgated by the International Accounting Standards Board, as may be amended or modified from time to time.

“Indemnified Party” has the meaning set forth in Section 16.04(a).

“Indemnifying Party” has the meaning set forth in Section 16.04(a).

“Independent Accountant” means a jointly selected certified public accountant who is partner or senior employee at a nationally recognized accounting firm that is mutually acceptable to Cedant and Reinsurer and that is not the auditor or independent accounting firm of either of the parties or their Affiliates and is otherwise independent and impartial; provided, however, if the parties are unable to agree on such accountant within twenty (20) Business Days of either party’s notice to the other party of an intent to submit a dispute to an Independent Accountant, either party may request that the American Arbitration Association appoint within ten (10) Business Days from the date of such request, or as soon as practicable thereafter, a certified public accountant who is partner or senior employee at a nationally recognized accounting firm that is not the auditor or independent accounting firm of either of the parties or their Affiliates is otherwise independent and impartial to act as the Independent Accountant.

“Independent Actuary” means a jointly selected partner or senior employee at a nationally recognized independent actuarial firm that is mutually acceptable to Cedant and Reinsurer and that is not the auditor or independent accounting firm of either of the parties or their Affiliates and is otherwise independent and impartial; provided, however, if the parties are unable to agree on such actuary within twenty (20) Business Days of either party’s notice to the other party of an intent to submit a dispute to an Independent Actuary, either party may request that the American Arbitration Association appoint within ten (10) Business Days from the date of such request, or as soon as practicable thereafter, a partner or senior employee at a nationally recognized actuarial firm that is not the independent actuary of either of the parties or their Affiliates and is otherwise independent and impartial to be the Independent Actuary.

“Initial Asset Transfer Amount” has the meaning set forth in Section 3.01.

“Insolvency Event” means, with respect to any Person, the occurrence of any of the following events, acts, occurrences or conditions, whether such event, act, occurrence or condition is voluntary or involuntary or results from the operation of law or pursuant to or as a result of compliance by any Person with any judgment, decree, order, rule, regulation of any Governmental Authority or otherwise: (a) such Person commences a voluntary case concerning itself under any insolvency Laws, makes a proposal or gives notice of intention to make a proposal or otherwise commences any other proceeding under any bankruptcy, rehabilitation, liquidation, conservation, dissolution, reorganization, arrangement, adjustment of debt, relief of debtors, insolvency, assignment for the benefit of creditors, moratorium, rearrangement, receivership, examinership or similar Law of any jurisdiction, whether now or hereafter in effect, relating to such Person (any of the foregoing, an “Insolvency Proceeding”); (b) an involuntary Insolvency Proceeding is commenced against such Person and not dismissed within sixty (60) calendar days; (c) a receiver, trustee, administrator, interim receiver, receiver and manager, conservator, liquidator, assignee, custodian, sequestrator or rehabilitator or other similar official is appointed for, or takes charge of, all or substantially all of the property of such Person, which appointment continues undischarged or unstayed for a period of sixty (60) calendar days; (d) any order for relief or other order approving any such case or proceeding is entered; (e) such Person is adjudicated insolvent or bankrupt; (f) such Person makes a general assignment for the benefit of creditors; (g) such Person fails to pay, or states that it is unable to pay, or is unable to pay, its debts generally as they become due or if information becomes publicly available indicating that unsecured claims against Person are not expected to be paid; (i) such Person fails at any time to maintain at least its legal minimum solvency margin, any other statutory solvency ratios applicable to it under any regulatory regime applicable to such Person or any other solvency margins or ratios that a regulator or other Governmental Authority having jurisdiction over such Person requires such Person to maintain in the ordinary course of such Person’s business; (j) such Person applies for or consents to the appointment of a receiver, rehabilitator, conservator liquidator, or statutory successor; or (k) any corporate action is taken by such Person for the purpose of effecting any of the foregoing items (a) through (j).

“Interest Rate” means (a) the annual yield rate of actively traded U.S. Treasury securities having a remaining duration to maturity of three (3) months, as such rate is published under “Treasury Constant Maturities” in Federal Reserve Statistical Release H.15(519), plus (b) two hundred (200) basis points. With respect to any amount that accrues interest at the Interest Rate, the Interest Rate shall be determined on the Business Day preceding the date on which an amount begins to accrue such interest and shall be reset every three (3) months thereafter.

“Investment Guidelines” means those investment guidelines attached hereto as Schedule 1.01(e) (as amended from time to time by mutual agreement of Cedant and Reinsurer).3

“Investment Product Agreement” means any participation agreement, subscription agreement, investment management agreement, or other similar or related contract, agreement or other enforceable arrangement with the Investment Product Providers related to the investments of the Separate Accounts (for clarity, the Funds available for investment under the Reinsured Policies) or pursuant to which Cedant receives any revenue sharing fees, service fees, 12b-1 fees, distribution fees or similar fees with respect to the Separate Accounts.

“Investment Product Provider” means the Funds; their investment advisers, underwriters and distributors.

“Law” means any national, state, regional or local law, statute, ordinance, rule or regulation, judgment, decree, injunction or other legally binding obligation imposed by or on behalf of a Governmental Authority.

“Letter of Credit” means a clean, irrevocable, evergreen and unconditional letter of credit issued by a Permitted Issuing Bank and naming Cedant as the beneficiary thereof and containing all provisions required by Cedant and Cedant’s domiciliary insurance regulator to obtain full statutory financial statement credit for reinsurance and in a form reasonably satisfactory to Cedant.

“Level One Negotiations” has the meaning set forth in Section 5.03(a).

“Level Two Negotiations” has the meaning set forth in Section 5.03(a).

“Liability” means, with respect to any Person, any debt, liability, expense, commitment or obligation of such Person of any kind, character or description, whether direct or indirect, fixed or unfixed, matured or unmatured, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP or SAP to be reflected in financial statements or disclosed in the notes thereto.

“LOC Amount” means, as of any date of determination, the aggregate amount available to be drawn under all Letters of Credit as of such date; provided that, for the avoidance of doubt, the LOC Amount shall exclude (i) amounts under any Letter of Credit for which a drawing under such Letter of Credit was requested in accordance with this Agreement and the Letter of Credit but not funded by the applicable issuing bank and (ii) any amounts available under the Section 953(d) Letters of Credit.

“Loss” has the meaning set forth in the Master Transaction Agreement.

“Material Claim Amount” has the meaning set forth in Section 5.04.

“Material Claim Notice” has the meaning set forth in Section 5.04.

“Maximum LOC Balance” means as of any date of determination, the lesser of (a) the LOC Amount and (b) the OC Amount.

“Monthly Accounting Period” means each calendar-month period ending after the date hereof and prior to the termination of this Agreement; provided that (a) the initial Monthly Accounting Period shall commence at the Effective Time and end at the end of the last day of the calendar month in which the Closing occurs and (b) the final Monthly Accounting Period shall commence with the first day of the applicable calendar month and end at the end of the Termination Date.

“Monthly Reports” means the the Cedant Monthly Report and the Reinsurer Monthly Report.

“Monthly Settlement Dispute Representative” means, in the case of Cedant, the individual set forth on Schedule 1.01(a) and, in the case of Reinsurer, the individual set forth on Schedule 1.01(b); provided, however, that either party may, as to its own Monthly Settlement Dispute Representative, designate a new Monthly Settlement Dispute Representative upon thirty (30) days’ prior written notice to the other party.

“NAIC Reserves” means, as of any date of determination, the total gross statutory reserves held by Cedant in respect of the General Account Liabilities determined in accordance with applicable Law and SAP as of the Effective Date; provided that the term “NAIC Reserves” does not include interest maintenance reserves or reserves resulting from asset adequacy or cash flow testing.

“Nautilus” has the meaning set forth in the Recitals.

“Nautilus Administrative Services Agreement” means the Administrative Services Agreement, dated as of the date hereof, by and between Reinsurer and Nautilus.

“Net Settlement Statement” has the meaning set forth in Section 5.02.

“New COLI Policies” means (a) all Policies issued by Cedant (or novated to Cedant) on policy forms VUL00, VUL20, VUL04 and PUL04, in each case, after April 1, 2010 but prior to the Effective Time and identified in the seriatim listing provided by Cedant specified on Schedule 1.1(g) (including all certificates, supplements, endorsements, riders and ancillary Contracts issued or entered into in connection therewith) and (b) all executive variable life COLI variable universal life Policies issued by Cedant (or novated to Cedant) on policy forms SCV00A/B/C, SCV02A/B/C, SCV70B, SCV72B/C and SCV80C, in each case, on or before December 31, 2023 and identified in the seriatim listing provided by Cedant specified on Schedule 1.1(g) (including all certificates, supplements, endorsements, conversions, riders and cover notes thereto, all amendments and extensions thereof and all ancillary Contracts issued or entered into in connection therewith).

“New General Account Liabilities” has the meaning set forth in the Recitals.

“New York Courts” has the meaning set forth in Section 18.07(f).

“NGE Criteria” has the meaning set forth in Section 2.05.

“Non-Guaranteed Elements” means (a) any cost or benefit of a Reinsured Policy to a beneficiary thereof or any other Policy element subject to change in Cedant’s discretion or (b) any aspect of a Separate Account subject to change in Cedant’s discretion, including, in each case, any cost of insurance charges, loads and expense charges, term charges, credited interest rates or target spreads, mortality and expense charges, administrative expense risk charges, percent-of-premium charges, paid-up amounts, indeterminate premiums and loan rates, in each case, under the terms and conditions of the Reinsured Policies.

“OC Amount” means, as of any date of determination, the product of (i) ____percent (___.0%) and (ii) the NAIC Reserves.

“Permits” means all licenses, permits, waivers, orders, registrations, consents and other authorizations and approvals of or by a Governmental Authority.

“Permitted Investments” means cash or investments consistent with the requirements for authorized investments and admitted assets in Cedant’s state of domicile and Reinsurer’s jurisdiction of domicile; provided that (i) each such investment that is a security is issued by an institution that is not Reinsurer, Cedant or an Affiliate of either party and (ii) such investments comply with the Investment Guidelines.

“Permitted Issuing Bank” means an independent banking institution that is set forth on the “List of Qualified U.S. Financial Institutions” established and maintained by the National Association of Insurance Commissioners that is domiciled in the United States, Canada, Japan or any member state of the European Union and permitted by the applicable Laws of the domiciliary insurance regulator of Cedant to issue letters of credit, which banking institution shall be selected by Reinsurer and reasonably acceptable to Cedant (after reasonable opportunity to diligence such banking institution and the proposed Letter of Credit prior to the issuance of any such Letter of Credit), taking into account Cedant’s and its Affiliates’ overall credit exposure with respect to such proposed banking institution; provided that in no event shall Cedant, Reinsurer or an Affiliate of either Cedant or Reinsurer be a Permitted Issuing Bank.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a joint venture, a trust or other entity or organization, including a Governmental Authority.

“Personal Information” means information, in any form, about or that identifies a policyholder of a Reinsured Policy that is protected by any applicable Laws relating to privacy, data protection and the collection and use of an individual’s information and user information gathered, accessed, collected or used by Cedant or any of its Affiliates or their respective employees, agents or contractors in the course of the operations of the Reinsured Policies.

“Petitioner” has the meaning set forth in Section 18.07(b).

“Policies” means all policies, contracts, binders, slips or other agreements of insurance or reinsurance.

“Policyholders” means policyholders, contractholders, insureds and beneficiaries.

“Policy Loan Balance” shall mean, with respect to any date of determination, the principal amount of Policy Loans, net of any unearned policy loan interest on such loans but including any due and accrued interest thereon, determined in accordance with SAP applicable to Cedant as of such date.

“Policy Loans” means all policy loans with respect to the Reinsured Policies.

“Premium Taxes” means all premium Taxes assessed in respect of the premiums under the Reinsured Policies by any Governmental Authority.

“Premiums” means all premiums, considerations, deposits, payments, policy fees and similar amounts actually received by or on behalf of Cedant in respect of the Reinsured Policies (including repayments of Policy Loans and interest charged on Policy Loans, but excluding interest accrued on Policy Loans that has been capitalized to the principal balance of such Policy Loans).

“Proposed Recapture Payment Statement” has the meaning set forth in Section 15.02.

“Purchaser” has the meaning set forth in the Recitals.

“Recapture Date” has the meaning set forth in Section 14.03(b).

“Recapture Notice” has the meaning set forth in Section 14.03(a).

“Recapture Payment” means the amount actually paid to (including as transferred to or withdrawn by) Cedant pursuant to Section 15.01.

[“Recapture Payment Amount” means the amount of the payment due to Cedant in respect of the recapture of the General Account Liabilities pursuant to Article XIV, as calculated in accordance with the Recapture Payment Statement Methods pursuant to the procedures set forth in Article XV.]

“Recapture Payment Statement Methods” has the meaning set forth in Section 15.01(a).

“Receiving Party” has the meaning set forth in Section 18.15.

“Recognized LOC Balance” has the meaning set forth in Section 8.03.

“Recoverables” has the meaning set forth in Section 3.02.

“Reinsurance Books and Records” means originals or copies of all books, records, documents and all other data and information (in whatever form maintained) in the possession, custody or control of Cedant or its Affiliates to the extent relating primarily or exclusively to the Reinsured Policies and the General Account Liabilities, including (a) administrative records, (b) claim records, (c) contract files, (d) sales records, (e) reinsurance records, (f) underwriting records and (g) accounting records; provided, however, that “Reinsurance Books and Records” excludes (i) Tax returns and Tax records and all other data and information with respect to Taxes (other than with respect to Premium Taxes), (ii) files, records, data and information with respect to the employees of Cedant and its Affiliates, (iii) records, data and information with respect to any employee benefit plan established, maintained or contributed to by Cedant or its Affiliates, (iv) any materials prepared for the boards of directors of Cedant or its Affiliates, or for any committees of any board of directors, (v) any corporate minute books, stock records or similar corporate records of Cedant or its Affiliates, (vi) any materials that are legally privileged or confidential, it being understood that Cedant shall use commercially reasonable efforts to obtain waivers or make other arrangements (including redacting information to the extent not unduly burdensome) that would enable any such item to be made available for review by Reinsurer without impinging on the ability to assert such privilege, (vii) consolidated regulatory filings made by Cedant and its Affiliates and any related correspondence with Governmental Authorities, (viii) any internal drafts, opinions, valuations, correspondence or other materials produced by, or provided between or among, Cedant and its Affiliates, Representatives or other advisors with respect to the negotiation or valuation of the transactions contemplated pursuant to the Somerset MTA or any other potential sale by Cedant or its Affiliates of all or any part of the Business (as defined in the Somerset MTA) (whether by reinsurance, stock sale, merger or otherwise), (ix) documentation describing or embodying any proprietary processes, models, methodologies, software, databases and other proprietary or confidential Intellectual Property (as defined in the Somerset MTA), and (x) any internal actuarial reports, analyses, memoranda or models used or developed by Cedant or its Affiliates, including in connection with the determination of reserves in respect of the Reinsured Policies or the General Account Liabilities.

“Reinsurance Credit Event” has the meaning set forth in Section 11.011(a).

“Reinsured Policies” means (a) all Existing COLI Policies, New COLI Policies and Remainder BOLI Policies and (b) any Discovered Policies, if and when such Discovered Policies are treated as “Reinsured Policies” hereunder pursuant to Section 2.12. For the avoidance of doubt, Reinsured Policies will include new lives added to Reinsured Policies by Reinsurer as Administrator.

“Reinsurer” has the meaning set forth in the Preamble.

“Reinsurer Extra-Contractual Obligations” means all Extra-Contractual Obligations; provided, however, “Reinsurer Extra-Contractual Obligations” shall not include any Cedant Extra-Contractual Obligations.

“Reinsurer Indemnified Parties” has the meaning set forth in Section 16.02.

“Reinsurer Monthly Report” has the meaning set forth in Section 5.01.

“Remainder BOLI Policies” means all Policies issued by Cedant (or novated to Cedant) on policy forms PPVUL-GP-98, PPVUL-GC-98, and PPVUL-GP-98-PA, in each case, on or after November 27, 2000 but prior to December 1, 2011 and identified in the seriatim listing provided by Cedant specified on Schedule 1.1(g) (including all certificates, supplements, endorsements, riders and ancillary Contracts issued or entered into in connection therewith), which are reinsured pursuant to the YRT Agreement (BOLI).

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, agents, advisors, consultants, attorneys, accountants and other representatives.

“Representatives of Senior Management” means, in the case of Cedant, the individuals set forth on Schedule 1.01(c) and, in the case of Reinsurer, the individuals set forth on Schedule 1.01(d); provided, however, that either party may, as to its own Representative of Senior Management, designate a new Representative of Senior Management upon thirty (30) days’ prior notice to the other party.

“Required Balance Statement” has the meaning set forth in Section 5.02.

“Reserve Credit” has the meaning set forth in Section 11.01.

“Respondent” has the meaning set forth in Section 18.07(b).

“Retention Dispute” means, with respect to any Specified Reinsurer, the refusal by such Specified Reinsurer to pay when due any amounts owed under the applicable Third Party Reinsurance Contract with respect to the Reinsured Policies following such Specified Reinsurer’s written notice of termination or other written notice (including by electronic mail) alleging a breach of the terms of such Third Party Reinsurance Contract by reason of either (a) a breach of retention requirements giving rise to a termination right by the Specified Reinsurer or (b) a failure by Cedant to obtain a waiver of retention requirements under a Third Party Reinsurance Contract in connection with the reinsurance of the Reinsured Policies as contemplated hereunder.

“Review Period” has the meaning set forth in Section 13.02(a).

“Reviewed Party” has the meaning set forth in Section 5.10(b).

“Reviewing Party” has the meaning set forth in Section 5.10(b).

“SAP” means, as to any Person, the statutory accounting principles and practices prescribed or permitted by the Governmental Authorities responsible for the regulation of insurance companies in the jurisdiction in which such Person is domiciled, but not including any permitted practices requested by such Person and granted by such Governmental Authority and implemented by such Person in respect of the Reinsured Policies without the prior written approval of the other party.

“Security Incident” has the meaning set forth in Section 18.16.

“Security and Control Agreement” has the meaning set forth in the Recitals.

“Separate Accounts” means the registered and unregistered separate accounts or sub-accounts of Cedant applicable to the Reinsured Policies.

“Separate Account Fee Economics” has the meaning set forth in Section 2.02.

“Separate Accounts Liabilities” means all Liabilities of Cedant incurred under or arising out of the Reinsured Policies from or after the Effective Time to the extent payable out of the Separate Accounts in accordance with the terms and conditions of the applicable Reinsured Policies.

“Settlement Date” has the meaning set forth in Section 5.05.

Somerset MTA” has the meaning set forth in the Recitals.

“Specified Reinsurance Agreement” means a Third Party Reinsurance Contract under which a Specified Reinsurer has asserted a Retention Dispute; provided, that Third Party Reinsurance Contract shall not be a Specified Reinsurance Agreement if (a) the applicable Third Party Reinsurer has executed and delivered to Cedant or an Affiliate thereof a letter or other document evidencing such Third Party Reinsurer’s consent to, or irrevocable waiver of, all applicable retention requirements contained in such Third Party Reinsurance Contract relating to the reinsurance of the Reinsured Policies as contemplated hereunder; (b) the applicable Retention Dispute has been resolved in favor of Cedant in accordance with Section 2.13(c) hereof; or (c) the applicable Third Party Reinsurer fails to pay any amounts due under such Third Party Reinsurance Contract for any reason (including insolvency of such reinsurer or otherwise) other than (i) a Retention Dispute or (ii) the failure of Cedant to remit Third Party Reinsurance Premiums withheld pursuant to clause (iii) of Section 2.13(b) to a Specified Reinsurer. For the avoidance of doubt, the parties agree that the waiver letters, dated October 24, 2024, executed and delivered by Swiss Re Life & Health America, Inc. satisfy the requirements of clause (a).

“Specified Reinsurer” means a Third Party Reinsurer, other than Reinsurer or any of its Affiliates.

“Statement of Objection” has the meaning set forth in Section 15.03(a).

“Statutory Financial Statements” means, with respect to any party, the annual and quarterly statutory financial statements of such party filed with a Governmental Authority for such party’s jurisdiction of domicile.

“Tax” means any and all federal, state, foreign or local taxes, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Governmental Authority, which taxes shall include all income, profits, alternative minimum, estimated, payroll, employee withholding, social security, sales, use, ad valorem, value added, excise, franchise, premium, gross receipts, stamp, transfer, net worth, toll charge and other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or of a similar nature to any of the foregoing, whether or not disputed.

“Termination Date” has the meaning set forth in Section 14.01.

“Termination Effective Date” has the meaning set forth in Section 14.01.

“Termination Effective Time” means 12:00:01 a.m. Eastern Time on the Termination Effective Date.

“Third Party Claim” has the meaning set forth in Section 16.04(a).

“Third Party Reinsurance Contracts” means (a) all reinsurance agreements under which Cedant has ceded or retroceded to reinsurers (whether or not affiliated with Cedant) risks arising in respect of the Reinsured Policies (and only to the extent such agreements cover the Reinsured Policies) and Cedant’s interest in any trust or other agreement or instrument providing security for Cedant with respect to such reinsurers’ reinsurance obligations under such reinsurance agreement where such agreements are (i) in force or are being treated as being in force as of the date hereof or (ii) terminated but under which there remains any outstanding Liability of the reinsurer and (b) any reinsurance agreement, trust or other agreement or instrument providing security for such reinsurance obligations entered into by Cedant with the prior written consent of Reinsurer to replace any of such reinsurance agreements or security arrangements following any termination or recapture thereof, in each case, as all such reinsurance agreements or security arrangements may be in force and effect from time to time and at any time; provided, however, that Third Party Reinsurance Contracts shall not include this Agreement. A list of the Third Party Reinsurance Contracts as of the date hereof is set forth on Schedule 1.01(i).

“Third Party Reinsurance Premiums” means all amounts payable by Cedant in respect of the Third Party Reinsurance Contracts, including after giving effect to any applicable rate increases effected pursuant to the terms of the Third Party Reinsurance Contracts or otherwise agreed to by Reinsurer.

“Third Party Reinsurance Recoverables” means all amounts actually released to or collected by or on behalf of Cedant under the Third Party Reinsurance Contracts respect of the Reinsured Policies, including all recoveries, termination and recapture amounts (including amounts released to Cedant from funds withheld accounts and modified coinsurance accounts), returns, amounts in respect of profit sharing and all other sums to which Cedant may be entitled under the Third Party Reinsurance Contracts.

“Third Party Reinsurers” means the insurance companies to which Cedant has ceded or retroceded any Liabilities under Reinsured Policies pursuant to any Third Party Reinsurance Contract.

“Total Required Balance” means, as of any date of determination, an amount equal to the sum of (a) the Aggregate Required Balance plus (b) the Aggregate Required Balance (as defined in the YRT Agreement (BOLI)).

“Transition Services Agreement” has the meaning set forth in the Recitals.

“Triggering Event” has the meaning set forth in Section 14.05.

“Trust Account” has the meaning set forth in the Trust Agreement.

“Trust Agreement” has the meaning set forth in the Recitals.

“Trustee” has the meaning set forth in the Recitals.

“Wrap Agreements” means any stable value wrap annuity contract in respect of Reinsured Policies to which the Company or any of its Affiliates is a party listed on Exhibit E.

“YRT Agreement (BOLI)” has the meaning set forth in the Recitals.

Section 1.02 Interpretation.

(a) As used in this Agreement, references to the following terms have the meanings indicated:

(i) to the Preamble or to the Recitals, Sections, Articles, Exhibits or Schedules are to the Preamble or a Recital, Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise clearly indicated to the contrary;

(ii) to any Contract (including this Agreement) are to the Contract as amended, modified, supplemented or replaced from time to time;

(iii) to any Law are to such Law as amended, modified, supplemented or replaced from time to time and all rules and regulations promulgated thereunder, and to any section of any Law include any successor to such section;

(iv) to any Governmental Authority include any successor to the Governmental Authority and to any Affiliate include any successor to the Affiliate;

(v) to any “copy” of any Contract or other document or instrument are to a true, correct and complete copy thereof;

(vi) to “hereof,” “herein,” “hereunder,” “hereby,” “herewith” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or clause of this Agreement, unless otherwise clearly indicated to the contrary;

(vii) to the “date of this Agreement,” “the date hereof” and words of similar import refer to [●] [●], 2024; and

(viii) to “this Agreement” includes the Exhibits and Schedules.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The word “or” need not be disjunctive. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(c) Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a Business Day, the party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day. With respect to any determination of any period of time, unless otherwise set forth herein, the word “from” means “from and including” and the word “to” means “to but excluding.”

(d) The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(e) References to a “party” means Cedant or Reinsurer and references to “parties” means Cedant and Reinsurer unless the context otherwise requires.

(f) References to “dollars” or “$” mean United States dollars, unless otherwise clearly indicated to the contrary. Whenever any cash amount is payable hereunder, such amount shall be paid to the Person entitled to receive such payment by wire transfer of immediately available funds to one or more accounts specified in writing by the recipient.

(g) The parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(h) No summary of this Agreement prepared by or on behalf of any party shall affect the meaning or interpretation of this Agreement.

(i) Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

(j) All capitalized terms used without definition in the Exhibits and Schedules to this Agreement shall have the meanings ascribed to such terms in this Agreement.

ARTICLE II

REINSURANCE OF GENERAL ACCOUNT LIABILITIES

Section 2.01 Plan of Reinsurance. Upon the terms and subject to the conditions set forth in this Agreement, as of the Effective Time, (a) Cedant has assumed all of the Liabilities under the Existing Coinsurance Agreement (COLI) to the extent (i) incurred but not reported (ii) in the course of settlement or (iii) incurred under or arising out of the Reinsured Policies prior the Effective Time and (b) Cedant hereby cedes to Reinsurer, and Reinsurer hereby accepts, assumes and reinsures, on a     percent (   %) indemnity coinsurance basis, the General Account Liabilities. In connection therewith, (a) the Existing General Account Liabilities shall remain in place and shall not be deemed to have been recaptured or receded and (b) the New General Account Liabilities shall be first ceded as of the Effective Time. The reinsurance effected under this Agreement shall be maintained in force, without reduction, unless such reinsurance is terminated as provided herein. For the avoidance of doubt, Reinsurer shall not be liable for any Excluded Liabilities.

Section 2.02 Separate Accounts. For each applicable Reinsured Policy written in Separate Accounts, the amount to be invested in accordance with the terms of such Reinsured Policy shall be held by Cedant in the applicable Separate Account, and all Premiums with respect to such Reinsured Policy shall be deposited in the applicable Separate Account to the extent required to be deposited therein by such Reinsured Policy. Without duplication of any other amounts due hereunder, Reinsurer shall be entitled to the fee economics (including mortality and expense fee income, cost of insurance fees, revenue sharing amounts received from third party asset managers, commissions, Premiums) in respect of the Reinsured Policies (as applicable), net of expenses (including wrap fees charged under the Wrap Agreements and fees charged under the      Fee Agreements (as applicable)) and excluding the investment performance of the Separate Accounts and wrap fees G173 and G204-G215) of the Separate Accounts arising from and after the Effective Time (the “Separate Account Fee Economics”), and such amounts shall be paid as part of the monthly settlement hereunder. Notwithstanding the foregoing, (i) no Separate Accounts Liabilities shall be ceded hereunder and (ii) Cedant shall retain, control and own all assets contained in Cedant’s Separate Accounts.

Section 2.03 Reinstatement of Reinsured Policies. Reinsured Policies ceded under this Agreement shall include any Reinsured Policy that is terminated, lapsed or surrendered, and later reinstated or reissued prior to the termination of this Agreement pursuant to its policy provisions, Cedant’s administrative policies as set forth on Schedule 2.02, or requirements or requests of any Governmental Authority, and will be automatically reinsured by Reinsurer in accordance with the terms of this Agreement. Upon the reinstatement of any Reinsured Policy, as applicable, (a) Reinsurer shall (i) reinsure the General Account Liabilities arising out of or relating to such reinstated Reinsured Policy on coinsurance basis as set forth in Section 2.01 and (ii) be entitled to receive all Recoverables relating to such reinstated Reinsured Policy and (b) Cedant shall transfer to Reinsurer the Separate Account Fee Economics in respect of such reinstated Reinsured Policy. Cedant shall transfer, for such reinstated Reinsured Policy, to Reinsurer an amount equal to the aggregate charges Cedant actually collected on such Reinsured Policy (net of any expenses) required for such Reinsured Policy to be reinstated.

Section 2.04 Follow the Fortunes. Reinsurer’s liability under this Agreement shall attach simultaneously with that of Cedant under the Reinsured Policies and the General Account Liabilities, and Reinsurer’s liability under this Agreement shall, subject to the terms, conditions and limits of this Agreement, be subject in all respects to the same risks, terms, rates, conditions, interpretations, assessments, waivers, proportion of Premiums paid to Cedant without any deductions for brokerage, and to the same modifications, alterations and cancellations, as the respective Reinsured Policies and General Account Liabilities to which liability under this Agreement attaches, the true intent of this Agreement being that Reinsurer shall, subject to the terms, conditions and limits of this Agreement, follow the fortunes of Cedant in respect of the Reinsured Policies and the General Account Liabilities, and Reinsurer shall, subject to the terms, conditions and limits of this Agreement, be bound, without limitation, by all payments and settlements with respect to the Reinsured Policies and the General Account Liabilities entered into by or on behalf of Cedant.

Section 2.05 Non-Guaranteed Elements. Cedant shall establish all Non-Guaranteed Elements in respect of the Reinsured Policies in accordance with the written terms of the Reinsured Policies, applicable Law, the requirements of any applicable Governmental Authority, Actuarial Standards of Practice promulgated by the Actuarial Standard Board governing redetermination of such non-guaranteed charges (“Actuarial Standards”) and, solely for Non-Guaranteed Elements that are also COI Non-Guaranteed Elements, the guidelines set forth on Schedule 2.05 (the “NGE Criteria”). From and after the date hereof, Reinsurer may, from time to time, make recommendations to Cedant with respect to the establishment of Non-Guaranteed Elements in respect of the Reinsured Policies so long as the recommendations are made by Reinsurer in good faith, comply with the NGE Criteria, if applicable, and are no less favorable to Policyholders of the Reinsured Policies than treatment of Reinsurer’s similar business (including reinsured business). A recommendation by Reinsurer to the Cedant to modify a COI Non-Guaranteed Element must be accompanied by a report from a partner at a nationally recognized independent actuarial firm which provides a rationale for the recommendation and an independent conclusion that the NGE Criteria with respect to the recommendation have been met. Cedant shall accept and promptly implement all recommendations of Reinsurer with respect to Non-Guaranteed Elements that comply with written terms of the Reinsured Policies, applicable Law, and the requirements of any applicable Governmental Authority and, if applicable, the NGE Criteria and delivery of the report contemplated by the prior sentence, and a decision by Cedant not to implement a Reinsurer Non-Guaranteed Element recommendation shall be subject to the dispute resolution procedures set forth in Section 5.03. For the avoidance of doubt, nothing in this Section 2.05 shall confer to Reinsurer the ability to make recommendations to Cedant other than specifically with respect to the setting of Non-Guaranteed Elements in respect of the Reinsured Policies. Any recommendation by Reinsurer issued pursuant to this Section 2.05 (i) shall be expressly limited to Reinsurer’s recommendation as to such setting of Non-Guaranteed Elements and (ii) shall not include any recommendation as to the regulatory approval, litigation management or policyholder communications in respect of Non-Guaranteed Elements, or any other matter involving or relating to Non-Guaranteed Elements. If any such recommendation of Reinsurer is implemented without modification by Cedant (or implemented with such modifications as determined pursuant to the dispute resolution procedures set forth in Section 5.03) and results in an Extra-Contractual Obligation, such Extra-Contractual Obligation shall constitute a Reinsurer Extra-Contractual Obligation. Without limitation of the foregoing, the Reinsurer shall indemnify the Company from and against all Losses and any other costs and expenses to the extent arising from the implementation and communication of any such recommendation of Reinsurer related to COI Non-Guaranteed Elements.

Section 2.06 Ultimate Authority. Notwithstanding any other provision of this Agreement, the Administrative Services Agreement or the Andesa Administrative Services Agreements, Cedant shall retain the ultimate authority to make all decisions with respect to the administration of the Reinsured Policies to the extent necessary to comply with applicable Law or to prevent any effect that could reasonably be expected to materially interfere with the business, assets, liabilities, obligations, financial condition, results of operations or reputation of Cedant and its Affiliates, taken as a whole; provided, that in exercising such right, Cedant shall act in good faith, taking into account the intent of the parties to, and the stated purpose and terms and conditions of, this Agreement and the Ancillary Agreements.

Section 2.07 No Restriction on Retrocession. Reinsurer shall be permitted to reinsure or retrocede any of the General Account Liabilities to any Person without the prior written consent of Cedant; provided that Reinsurer will not assign, delegate, surrender or otherwise cede control over any of its rights with respect to Section 2.05 in connection with a retrocession without the consent of Cedant, such consent not to be unreasonably withheld.

Section 2.08 Misstatement of Fact. If Cedant’s liability under any of the Reinsured Policies is changed because of a misstatement of age, sex or any other material fact, Reinsurer shall (a) assume any increase in the General Account Liabilities resulting from such change and (b) receive credit for any decrease in the General Account Liabilities resulting from such change which corresponds to the Reinsured Policies.

Section 2.09 Changes to Reinsured Policies.

(a) From and after the Effective Time, Cedant shall have the right to make changes, amendments or modifications in, or provide any waivers with respect to, the terms and conditions of any of the Reinsured Policies to the extent required in accordance with the express terms of the Reinsured Policies or as required by any Governmental Authority or applicable Law. To the extent that, after the Effective Time, (i) Cedant makes any changes, amendments or modifications in, or provides any waivers with respect to, the terms and conditions of any of the Reinsured Policies, as required in accordance with the express terms of the Reinsured Policies or as required by any Governmental Authority or applicable Law and (ii) Cedant’s Liability in respect of any of the Reinsured Policies is changed because of such changes, amendments, modifications or waivers, Reinsurer will reinsure such Liability (which shall constitute General Account Liability) on the reinsurance basis set forth in Section 2.01 and Cedant and Reinsurer will make in good faith all appropriate adjustments to amounts due to each other under this Agreement. Cedant shall provide written notification to Reinsurer of any of such changes contemplated under this Section 2.09(a); provided, however, that the failure of Cedant to provide such notice shall not relieve Reinsurer of its obligations in respect of any General Account Liabilities hereunder.

(b) To the extent that, after the Effective Time, Cedant makes any changes, amendments, modifications or waivers with respect to the terms and conditions of any of the Reinsured Policies other than as expressly contemplated under Section 2.09(a), Cedant shall notify Reinsurer in writing prior to making any such changes, amendments, modifications or waivers. Except as expressly contemplated by Section 2.09(a), any changes, amendments, modifications or waivers with respect to any of the Reinsured Policies shall not be reinsured hereunder unless made by Cedant with the prior written approval of Reinsurer. In the event that any such changes, amendments, modifications or waivers are made to any of the Reinsured Policies by Cedant without the prior written approval of Reinsurer, this Agreement will cover General Account Liabilities as if the non-approved changes, amendments, modifications or waivers had not been made to the applicable Reinsured Policies.

(c) For the avoidance of doubt, neither the actions contemplated in Section 2.03 nor Section 2.08 shall constitute changes, amendments or modifications in, or waivers with respect to, the terms and conditions of any Reinsured Policies for purposes of this Section 2.09.

Section 2.10 Cedant’s Permits. Cedant shall do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, Permits and privileges material to the conduct of its business pertaining to the Reinsured Policies. Cedant shall comply with all Laws applicable to, and all Permits issued to, Cedant or by which it or its properties or assets is bound or subject, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Cedant’s ability to perform its obligations, or on Reinsurer’s rights or obligations, under this Agreement.

Section 2.11 Reinsurer’s Permits. Reinsurer shall do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, Permits and privileges material to the conduct of its business. Reinsurer shall comply with all Laws applicable to, and all Permits issued to, Reinsurer or by which it or its properties or assets is bound or subject, except where the failure to do so, individually or in the aggregate, (a) would not reasonably be expected to have a material adverse effect on Reinsurer’s ability to perform its obligations, or on Cedant’s rights or obligations, under this Agreement or (b) in the case of Reinsurer’s obligation to provide Reserve Credit to Cedant, would not violate Section 11.01.

Section 2.12 Discovered Policies. Upon becoming aware of any Discovered Policies, such Discovered Policy shall be included as a Reinsured Policy as though it had originally been included as such as of the Effective Time; provided that Reinsurer shall be reasonably compensated for assuming such Discovered Policy, including (without duplication) transfer of an amount equal to (i) the Aggregate Required Balance associated with such Discovered Policy as of the Effective Time (calculated in good faith and in a manner substantially consistent with the manner in which the Final Statement was prepared) plus (ii) the Recoverables actually received by Cedant in respect of such Discovered Policy at or after the Effective Time to the date of such payment, minus (iii) the General Account Liabilities paid in respect of such Discovered Policy at or after the Effective Time to the date of such payment, in the case of (i), (ii) and (iii) with interest thereon, calculated at the Interest Rate from the date of payment or receipt, as applicable, to the date of such payment.

Section 2.13 Third Party Reinsurance.

(a) This Agreement is written net of Third Party Reinsurance Recoverables. Subject to Section 2.13(b), (i) Reinsurer agrees to make payment on behalf of Cedant of all Third

Party Reinsurance Premiums in consideration for Cedant’s assignment to Reinsurer of the Third Party Reinsurance Recoverables and (ii) Reinsurer shall reimburse Cedant for the Third Party Reinsurance Premiums (other than under any Specified Reinsurance Agreement, if any) paid by Cedant. Reinsurer shall bear all risk of collecting amounts due in respect of the Reinsured Policies under the Third Party Reinsurance Contracts other than with respect to a Specified Reinsurance Agreement, risk for which shall be governed by Section 2.13(b). Cedant shall administer the Third Party Reinsurance Contracts (including any Specified Reinsurance Agreement) in accordance with the terms thereof. Third Party Reinsurance Recoverables and Third Party Reinsurance Premiums shall be allocated to the Reinsured Policies in accordance with the coverages provided for in such Third Party Reinsurance Contract.

(b) With respect to a Specified Reinsurance Agreement, subject to Section 2.13(c), (i) Cedant shall be responsible for the uncollected or uncollectible Third Party Reinsurance Recoverables related to such Specified Reinsurance Agreement, (ii) any amounts paid to Reinsurer by Cedant that are subsequently received by Cedant from the reinsurer under the applicable Specified Reinsurance Agreement shall be retained by Cedant, and (iii) Cedant shall be entitled to withhold, or direct Reinsurer or the Administrator to withhold, the payment of Premiums otherwise due to Reinsurer hereunder in an amount equal to the Third Party Reinsurance Premium due and payable to a Specified Reinsurer under its Specified Reinsurance Agreement (and, to the extent Reinsurer receives any such amounts, Reinsurer shall cause such amounts to be remitted to Cedant); provided that, if the Specified Reinsurer then refuses to pay amounts due based on such non-payment of Third Party Reinsurance Premium or terminates the Specified Reinsurance Agreement, Cedant shall continue to be responsible for such uncollected or uncollectible Third Party Reinsurance Recoverables related to such Specified Reinsurance Agreement and have the rights and benefits of the Specified Reinsurer under the terms of the Specified Reinsurance Agreement as if Cedant were the Specified Reinsurer. If Reinsurer receives any Third Party Reinsurance Recoverables related to a Retention Dispute, Reinsurer shall promptly endorse and remit such amounts to Cedant to the extent of amounts previously paid by Cedant to Reinsurer.

(c) If a Retention Dispute is resolved in favor of Cedant, then the applicable Third Party Reinsurance Contract shall no longer be deemed a Specified Reinsurance Agreement effective as of effective date of such resolution. If the Parties reasonably determine that a Retention Dispute is not likely to be resolved, then the Parties will discuss in good faith the proposed treatment of the relevant Specified Reinsurance Agreement, including the possibility of terminating, recapturing or novating the same to Reinsurer, its Affiliate or a third party mutually agreed to by the Parties, with no obligation of Reinsurer to agree to any such treatment that would have an adverse economic impact on it.

(d) From and after the Effective Time, except as otherwise required to comply with applicable Law, Cedant shall not voluntarily amend, terminate or recapture any Third Party Reinsurance Contract or enter into any new reinsurance agreement that would constitute a Third Party Reinsurance Contract with respect to any of the Reinsured Policies without Reinsurer’s prior written consent.

(e) Cedant may, with Reinsurer’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, (i) bifurcate the Third Party Reinsurance

Contract such that the third party reinsurance arrangements relating to the Reinsured Policies are subject to their own separate agreement or agreements; provided that such third party reinsurance agreements relating to the Reinsured Policies resulting from such bifurcation shall be on substantially similar terms and conditions (taking into account the relevant policy amounts covered by such bifurcated amounts) as the reinsurance of the Reinsured Policies under the Third Party Reinsurance Contracts, and (ii) amend, modify or terminate (including termination of new business under) any Third Party Reinsurance Contract with respect to any Policies covered thereunder that are not Reinsured Policies so long as such amendment, modification or termination has no adverse effect on the third party reinsurance relating to the Reinsured Policies.

(f) Subject to the provisions of Section 2.13(b), liabilities ceded under the terms of any Third Party Reinsurance Contract, as shall be terminated or recaptured or as may be reduced or altered to reflect any amendment of such Third Party Reinsurance Contract, shall be ceded automatically hereunder to Reinsurer without any further action, subject to the receipt by Reinsurer, concurrently with such termination or recapture, of any Third Party Reinsurance Recoverables resulting from any such termination or recapture, including any reserve transfer or similar transfer or settlement amount received by Cedant from the applicable Third Party Reinsurer and any amounts released to Cedant from funds withheld accounts, modified coinsurance accounts or otherwise that were held in respect of the Reinsured Policies. Subject to the provisions of Section 2.13(b), Reinsurer shall pay the applicable portion of any resulting special transfer or recapture fee incurred by Cedant as provided for under the terms of the recapture or termination agreements or instruments for such Third Party Reinsurance Contracts.

(g) Cedant agrees that it shall use commercially reasonable efforts to take any actions reasonably requested by Reinsurer to maintain in full force and effect each of the Third Party Reinsurance Contracts to the extent relating to the Reinsured Policies. Cedant shall take such actions, at the expense and reasonable direction of Reinsurer, to enforce its rights thereunder to the extent relating to the Reinsured Policies, including, without limitation, at Reinsurer’s reasonable request, requiring, if applicable and to the extent permitted under the terms thereof, the collateralization by the Third Party Reinsurer of reserve balances and other amounts thereunder. As promptly as reasonably practicable, Cedant shall provide Reinsurer with copies of all correspondence received with respect to any Third Party Reinsurance Contracts to the extent relating to the Reinsured Policies, including with respect to any proposed amendment, termination, assignment, recapture or rate increase. With respect to any notice of proposed increases to any rates to the extent relating to the Reinsured Policies under the Third Party Reinsurance Contracts, Cedant shall provide to Reinsurer any related written correspondence to or from the Third Party Reinsurer under the applicable Third Party Reinsurance Contracts with respect to such proposed rate increase and shall consult with Reinsurer with respect to any such rate increase and shall invite Reinsurer to participate in all discussions with, and written correspondence to, such Third Party Reinsurer with respect thereto. In addition, Cedant shall not accept or reject any such proposed rate increases to the extent relating to the Reinsured Policies (to the extent such acceptance or rejection is available under the terms of such Third Party Reinsurance Contract) without the prior written consent of Reinsurer. With Reinsurer’s prior written consent, Cedant may exercise any right it may have to recapture risks ceded thereby to the extent relating to the Reinsured Policies under any of the Third Party Reinsurance Contracts or to otherwise terminate any Third Party Reinsurance Contracts as to the General Account

Liabilities and shall, at Reinsurer’s instruction and expense, effect any such action with respect to the management or administration of the Third Party Reinsurance Contracts (to the extent such agreements cover the Reinsured Policies) as Reinsurer shall reasonably request, including, without limitation, termination or recapture as to the General Account Liabilities, as may be available under or with respect to the terms of any Third Party Reinsurance Contracts; provided that Reinsurer shall not voluntarily amend, terminate or recapture any Third Party Reinsurance Contracts with respect to any Policies covered thereunder that are not Reinsured Policies without Cedant’s prior written consent.

(h) Cedant shall use commercially reasonable efforts to renew expiring or terminating Third Party Reinsurance Contracts if requested by Reinsurer, to the extent relating to the Reinsured Policies, that were in-force as of the Effective Time; provided, however, that prior to such request, Reinsurer shall use commercially reasonable efforts to enter into a new ceded reinsurance agreement in Reinsurer’s name to replace such expiring or terminating Third Party Reinsurance Contracts with respect to such Reinsured Policies; provided, further, in connection with any recapture or termination under Article XIV, Reinsurer shall, at the request of Cedant, cooperate with Cedant and use commercially reasonable efforts to seek to novate such new ceded reinsurance agreements under the foregoing proviso (to the extent such agreements cover the Reinsured Policies) to Cedant with effect as of the Termination Effective Date, whereupon Cedant shall have the benefits and obligations under such agreements as of the Termination Effective Date.

(i) To the extent relating to the Reinsured Policies, any action taken by Cedant at the direction or, or consented to by, Reinsurer in accordance with Section 2.13(g) or Section 2.13(h) shall be at Reinsurer’s expense.

Section 2.14 Wrap Agreements.

(a) From and after the Effective Time, Cedant shall not agree to amend, terminate or assign any Wrap Agreements or waive any of its rights under any such Wrap Agreement without the written consent of Reinsurer or except as otherwise required to comply with applicable Law or its contractual obligations to policyholders; provided that Cedant shall, at Reinsurer’s request and expense, use commercially reasonable efforts to amend, modify or terminate Wrap Agreements in the manner and at the time reasonably requested by Reinsurer, as may be available under or with respect to the terms of such Wrap Agreements and its obligations to policyholders.

(b) At Reinsurer’s expense, Cedant shall use reasonable efforts to take any actions reasonably requested by Reinsurer to maintain in full force and effect each of the Wrap Agreements and use reasonable efforts to perform fully each of the obligations thereunder and effect and implement any related actions requested by Reinsurer. Cedant shall, at the expense of Reinsurer, reasonably assist Reinsurer in the enforcement of the rights of Cedant under the Wrap Agreements. In addition, Cedant shall, at Reinsurer’s instruction and expense, cooperate with Reinsurer to effect any such action with respect to the management or administration of the Wrap Agreements as Reinsurer shall reasonably request, as may be permitted under the terms of any Wrap Agreement.

Section 2.15 Investment Product Agreements and Distribution Contracts. From and after the date hereof, except as otherwise required to comply with applicable Law and subject to any applicable terms and conditions of the Reinsurance Policies, Cedant shall (i) use commercially reasonable efforts to continue in-force the Investment Product Agreements and Distribution Contracts to which it or any of its Affiliates is a party to the extent relating to the Reinsured Policies; (ii) not voluntarily amend, modify or terminate, limit, expand or otherwise alter any Investment Product Agreements or Distribution Contracts (including with respect to any Fund option) to the extent related to the Reinsured Policies in any manner without Reinsurer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); (iii) not initiate or, without the prior written consent of Reinsurer, voluntarily consent to any termination, modification or amendment of any Investment Product Agreement between Cedant or any of its Affiliates and an Investment Product Provider to the extent related to the Reinsured Policies, if such termination, modification or amendment would (A) reduce in any material respect any amounts paid to Cedant pursuant to administrative, distribution or other service arrangements in place with respect to such Funds or (B) adversely affect in any material respect the terms on which such Funds are available for investment under the Reinsured Policies, including by making a Fund unavailable, reducing the services provided by a Fund, or making administrative changes that would increase the cost of Reinsurer hereunder; (iv) subject to Cedant’s contractual obligations to policyholders, cooperate in good faith with Reinsurer’s efforts to, amend, modify, limit, expand or otherwise alter the Investment Products Agreements or Distribution Contracts to the extent related to the Reinsured Policies in the manner reasonably requested by Reinsurer; and (v) cooperate in good faith to facilitate the enforcement by Reinsurer of all Cedant’s rights and the timely performance by Reinsurer of all Cedant’s obligations under such agreements to the extent related to the Reinsured Policies (other than administrative services retained by Cedant). To the extent such knowledge does not originate with Reinsurer, Cedant shall provide Reinsurer with prompt notice after Cedant becomes aware of any proposal by any counterparty to any Investment Product Agreement or Distribution Contract to terminate any such Investment Product Agreement or Distribution Contract or to amend or reduce or increase in any material respect any amounts payable under any such Investment Product Agreement or Distribution Contract with respect to the Reinsured Policies. Any action taken by Cedant at the direction or, or consented to by, Reinsurer in accordance with this Section 2.15 shall be at Reinsurer’s expense.

Section 2.16 Policy Exchanges.

(a) For the term of this Agreement, unless Reinsurer has provided prior written consent, Cedant shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or encourage on a targeted, programmatic or systematic basis any policyholders, contractholders, owners, insureds, or beneficiaries under any Reinsured Policy to exchange, convert or transfer Reinsured Policies for other policies or contract types written by Cedant or any of its Affiliates that are not reinsured under this Agreement; provided, however, this Section 2.16(a) shall not preclude Cedant from offering or maintaining a policy that allows, or otherwise allowing, a policyholder, contractholder, owner, insured or beneficiary of a Reinsured Policy to exchange such Reinsured Policy, or otherwise engage in a transaction that would result in a replacement of such Reinsured Policy, with another contract that is not reinsured hereunder at the request of such policyholder, contractholder, owner, insured or beneficiary without the prior solicitation or encouragement of Cedant; provided, further, that the provision of notices to policyholders, contractholders, owners, insureds, or beneficiaries required by applicable Law or a Governmental Authority shall not constitute a violation of this Section 2.16(a).

(b) For the term of this Agreement, unless Cedant has provided prior written consent, Reinsurer shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or encourage on a targeted, programmatic or systematic basis any policyholders, contractholders, owners, insureds, or beneficiaries under any Reinsured Policy to exchange, convert or transfer Reinsured Policies for other policies or contract types written by Reinsurer or any of its Affiliates that are not reinsured under this Agreement; provided, however, this Section 2.16(b) shall not preclude Reinsurer from offering or maintaining a policy that allows, or otherwise allowing, a policyholder, contractholder, owner, insured or beneficiary of a Reinsured Policy to exchange such Reinsured Policy, or otherwise engage in a transaction that would result in a replacement of such Reinsured Policy, with another contract that is not reinsured hereunder at the request of such policyholder, contractholder, owner, insured or beneficiary without the prior solicitation or encouragement of Reinsurer; provided, further, that the provision of notices to policyholders, contractholders, owners, insureds, or beneficiaries required by applicable Law or a Governmental Authority shall not constitute a violation of this Section 2.16(b).

Section 2.17        Fee Agreements.

(a) From and after the Effective Time, Cedant shall not agree to amend, terminate or assign any      Fee Agreement or waive any of its rights under any such      Fee Agreement without the written consent of Reinsurer, or except as otherwise required to comply with applicable Law.

(b) At Reinsurer’s expense, Cedant shall use reasonable efforts to take any actions reasonably requested by Reinsurer to maintain in full force and effect each of the      Fee Agreements and use reasonable efforts to perform fully each of the obligations thereunder. Cedant shall, at the expense of Reinsurer, reasonably assist Reinsurer in the enforcement of the rights of Cedant under the      Fee Agreements.

ARTICLE III

REINSURANCE PREMIUM AND CEDING COMMISSION

Section 3.01 Consideration. As consideration for the reinsurance provided hereunder in respect of the General Account Liabilities, on the Closing Date (a) prior to the Novation, Reinsurer shall pay to Cedant a ceding commission in cash in an amount equal to      dollars ($      ) and (b) concurrently with the Novation, (i) Cedant shall transfer for deposit into the Trust Account the Estimated DLIC Transferred Investments Portfolio (as defined in the Somerset MTA) and (ii) Cedant shall cause BarbCo (as defined in the Somerset MTA) to transfer for deposit into the Trust Account the Estimated BarbCo Transferred Investments Portfolio (as defined in the Somerset MTA) (subclauses (a) and (b) collectively, the “Initial Asset Transfer Amount”), in each case, which amounts shall be settled in accordance with Section 2.03 of the Somerset MTA and shall be subject to further adjustment in accordance with Section 2.04 of the Somerset MTA.]

Section 3.02  Ongoing Liabilities of Cedant. As additional consideration for the reinsurance provided hereunder, and subject to Reinsurer’s compliance with and performance of the terms and conditions of this Agreement, Reinsurer shall be entitled to receive ________percent (_____%) of the following amounts, without duplication, received by Cedant and arising out of or related to the Reinsured Policies at or after the Effective Time (collectively, the “Recoverables”):

(a)   all Premiums earned or received in respect of the Reinsured Policies (for the avoidance of doubt, not including any Premiums in respect of the Separate Accounts);

(b)   the Separate Account Fee Economics; and

(c)   any and all other collections and recoveries (including surrender charges and fees, mortality charges and revenue sharing amounts received from third party asset managers) relating to the General Account Liabilities and the Reinsured Policies.

Section 3.03  Ongoing Liabilities of Reinsurer. From and after the Effective Time, Reinsurer shall pay and discharge, or indemnify Cedant for the payment and discharge of, in accordance with the settlement procedures set forth in Article V, all General Account Liabilities.4

ARTICLE IV

EXPENSE ALLOWANCE

Section 4.01  Expense Allowance. From and after the Effective Time until the occurrence of an Administration Termination Triggering Event, each Monthly Accounting Period, Reinsurer shall pay to Cedant an expense allowance as calculated pursuant by Schedule 1.01(h) (the “Expense Allowance”), which Expense Allowance shall be paid to Cedant as part of the monthly settlement. Following the occurrence of an Administration Termination Triggering Event, the Expense Allowance for each Monthly Accounting Period shall be equal to the greater of (i) 1/12 of the Baseline Fee (as defined in the Nautilus Administrative Services Agreement) and (ii) 1/12 of the actual aggregate cost to Cedant to administer the Reinsured Policies for the prior twelve (12) month period.

ARTICLE V

ACCOUNTING, SETTLEMENT AND REPORTING

Section 5.01  Reinsurer Monthly Report. Within ten (10) Business Days after the end of each Monthly Accounting Period, Reinsurer shall deliver to Cedant a report (the “Reinsurer Monthly Report”) in the form of, and containing for such Monthly Accounting Period the information reflected in, Schedule 5.01, including (a) a listing of each Asset on deposit in the Trust Account and the Blocker Trust Account, (b) the Fair Market Value and Book Value of such Assets on deposit in the Trust Account and the Blocker Trust Account both on an asset-by-asset basis and aggregate basis, (c) the LOC Amount, the Maximum LOC Balance and a reasonably detailed description of all Letters of Credit (including the issuing bank with respect thereto, the amount drawn thereunder and the amount then available to be drawn), and (d) a certification executed by an officer of Reinsurer that the Assets on deposit in the Trust Account and the Blocker Trust Account comply with the Investment Guidelines.

Section 5.02  Cedant Monthly Reports. Within eight (8) Business Days after its receipt of a Reinsurer Monthly Report at the end of each Monthly Accounting Period, Cedant shall deliver to Reinsurer a report (the “Cedant Monthly Report”) in the form of, and containing for such Monthly Accounting Period the information reflected in, Schedule 5.02, including (a) a statement in the form of Schedule 5.02(a) (the “Required Balance Statement”) calculating the Aggregate Required Balance and the Total Required Balance, in each case, as at the end of such Monthly Accounting Period (including a calculation of the Aggregate Required Base Funding Amount pursuant to the methodologies set forth on Schedule 1.01(f)) as at the end of such Monthly Accounting Period and the amount of any deposit to the Trust Account required to be made by Reinsurer pursuant to Section 8.05(a) to satisfy any shortfall or the amount of any excess permitted to be withdrawn from the Trust Account by Reinsurer pursuant to Section 8.05(b)) and (b) a statement in the form of Schedule 5.02(b) (the “Net Settlement Statement”) which shall set forth (1) calculations of the net amount due to Cedant from Reinsurer, or to Reinsurer from Cedant, as applicable, under Section 2.02, 3.02, 3.03 and 4.01 for the applicable Monthly Accounting Period, taking into account any Material Claim Amount paid during such Monthly Accounting Period by Reinsurer in accordance with Section 5.04 (the “Net Settlement Amount”) and (2) a report setting forth the aggregate net settlement amount after taking into account the Net Settlement Amount under this Agreement.

Section 5.03  Dispute Resolution.

(a)   If Cedant has any good faith objection to any item or items in a Reinsurer Monthly Report or Reinsurer has any good faith objection to the calculation of any item or items in a Cedant Monthly Report or Cedant’s decision not to implement any Non-Guaranteed Element recommendation, Cedant or Reinsurer (in such capacity, the “Objecting Party”) shall deliver to the other party written notice thereof, together with reasonable supporting detail concerning the Objecting Party’s objection within fifteen (15) Business Days after its receipt of the applicable Monthly Report or notice of Cedant’s decision not to implement any Non-Guaranteed Element recommendation (as applicable). If a notice of objection in respect of a Monthly Report or Cedant’s decision not to implement any Non-Guaranteed Element recommendation is provided by an Objecting Party to the other party (as applicable), the Monthly Settlement Dispute Representatives of each of Cedant and Reinsurer shall attempt in good faith to resolve any such objection between themselves, which negotiations shall be conducted within ten (10) Business Days following a written request from either party (“Level One Negotiations”). If an objection is so resolved between Cedant and Reinsurer, the applicable Monthly Report shall be amended as agreed in writing between the parties or, if applicable, Cedant shall implement such Non-Guaranteed Element recommendation. If such Monthly Settlement Dispute Representatives are unable to resolve any such objection within ten (10) Business Days after the parties have commenced Level One Negotiations, such objection shall be referred to the Representatives of Senior Management for resolution (“Level Two Negotiations”).

(b)   If the parties are unable to reach resolution on a Monthly Report pursuant to Section 5.03(a) (but not in respect of any Non-Guaranteed Element recommendation, which shall be further resolved if needed, for the avoidance of doubt, pursuant to Section 18.07) within fifteen (15) Business Days after the parties have commenced Level Two Negotiations in accordance with Section 5.03(a), either party may submit the dispute to an Independent Accountant or, in the case of a dispute relating the Cedant’s decision not to implement any Non-Guaranteed Element recommendation, an Independent Actuary. The parties shall each request that the Independent Accountant or Independent Actuary, as applicable, make its written determination within thirty (30) days of its appointment; provided, however, that the failure of the Independent Accountant or Independent Actuary, as applicable, to make its written determination in such thirty (30) day period shall not be grounds to defend against, object to the enforcement of or contest the validity of such written determination. The parties shall instruct the Independent Accountant or Independent Actuary, as applicable, to (i) limit its review to matters objected to by the Objecting Party and not resolved by written agreement of the parties, (ii) base its determination solely on the materials so presented by Cedant and Reinsurer and upon information received in response to such requests for additional or clarifying information, (iii) not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party and (iv) the decision of such Independent Accountant or Independent Actuary, as applicable, with respect to any such dispute shall be (A) compliant with the terms of this Agreement, including the definitions of Book Value or Fair Market Value, as applicable, (B) final and binding on the parties and (C) incorporated into the applicable Monthly Report; provided, however, that Cedant or Reinsurer may request that the Independent Accountant or Independent Actuary, as applicable, correct any clerical, typographical or computational errors in its decision within three (3) Business Days of the delivery of such decision to such party. For the avoidance of doubt, any decision by the Independent Actuary that Cedant was entitled not to implement a Non-Guaranteed Element recommendation of Reinsurer shall be based solely on the Independent Account’s determination that Reinsurer’s Non-Guaranteed Element recommendation did not satisfy the applicable criteria for the Cedant’s acceptance of such recommendations as set forth in Section 2.05.

(c)   All fees, costs and expenses of retaining the Independent Accountant or Independent Actuary, as applicable, shall be borne equally by the parties; provided, that all such fees, costs and expenses in respect of the Independent Actuary’s determination relating to a COI Non-Guaranteed Element recommendation of Reinsurer shall be borne by Reinsurer.

(d)   Each party agrees to enter into a customary engagement letter with the Independent Accountant or Independent Actuary, as applicable. Each party shall reasonably cooperate with the Independent Accountant or Independent Actuary, as applicable, and shall provide, upon the request of the Independent Accountant or Independent Actuary, any non-privileged information and documentation, including any accountants’ work papers or internal accounting records or reserving papers, files and models, and make reasonably available to the Independent Accountant or Independent Actuary, as applicable, personnel of Reinsurer and its Affiliates, on the one hand, and of Cedant and its Affiliates, on the other hand, in each case that have been involved in the preparation of the applicable Monthly Report or notice of objection, as applicable; provided, however, that the independent accountants of each party shall not be obligated to make any working papers available to the Independent Accountant or Independent Actuary, as applicable, unless and until the Independent Accountant or Independent Actuary has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants. Any such information and documentation provided by the parties to the Independent Accountant or Independent Actuary, as applicable, shall concurrently be provided to the other party to the extent not already so provided; provided, however, that the independent accountants of each party shall not be obligated to make any working papers available to the other party unless and until the other party has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants. Neither party shall disclose to nor discuss with the Independent Accountant or Independent Actuary, as applicable, and the Independent Accountant and Independent Actuary shall not consider for any purpose, any settlement discussions or settlement offer made by either party with respect to any objections under this Section 5.03 unless otherwise agreed in writing by both parties.

(e)   The Independent Accountant or Independent Actuary, as applicable, shall act as an expert, not as an arbitrator, and neither the determination of the Independent Accountant or Independent Actuary, as applicable,, nor this agreement to submit to the determination of the Independent Accountant or Independent Actuary, as applicable,, shall constitute an arbitration agreement under any part of the Federal Arbitration Act, 9 U.S.C. § 1 et seq. (including Chapters II and III thereof), or any foreign or state arbitration Law or regime; provided that nothing in the foregoing shall affect the operation of Article 76 of the New York Civil Practice Law and Rules (“CPLR Article 76”) with respect to the dispute process described in this Section 5.03, or prejudice any rights arising under CPLR Article 76.

(f)   For the avoidance of doubt, nothing in this Section 5.03 shall permit either party to delay the payment, deposit, transfer or withdrawal, as applicable, of any amounts that are not subject to such dispute. Any amounts paid by a party pursuant to Section 5.05 that are subsequently determined not to be due shall be refunded to such party with interest calculated thereon at the Interest Rate from the date of payment thereof to the date prior to the date of refund.

Section 5.04  Material Claim Amounts. During any Monthly Accounting Period, in the absence of a Triggering Event, if Cedant is required to pay aggregate Reinsured Policy liabilities constituting General Account Liabilities exceeding $_________ to Clients (a “Material Claim Amount”), Cedant may provide a written notice to Reinsurer requesting that Reinsurer pay such Material Claim Amount prior to the Settlement Date for such Accounting Period (a “Material Claim Notice”). Such Material Claim Notice shall set forth the Material Claim Amount and reasonable supporting detail concerning the underlying claim(s). Within [ten (10) days] following the date of the delivery of such Material Claim Notice, Reinsurer shall pay cash equal to such Material Claim Amount to Cedant. For the avoidance of doubt, Reinsurer shall be permitted to withdraw assets from the Trust Account in accordance with Section 8.06 to pay any Material Claim Amount pursuant to this Section 5.04, and the Net Settlement Amount for such

Monthly Accounting Period shall take into account any Material Claim Amount paid by Reinsurer pursuant to this Section 5.04.

Section 5.05  Monthly Settlement. Within seven (7) Business Days following the date of the delivery of the applicable Cedant Monthly Report (any such date, the “Settlement Date”), the Net Settlement Amount as reflected on the applicable Cedant Monthly Report shall be paid as follows, subject to Section 5.03:

(a)   if the Net Settlement Amount as shown on the Net Settlement Statement is a positive amount, Cedant shall deposit cash equal to such Net Settlement Amount into the Trust Account; and

(b)   if the Net Settlement Amount as shown on the Net Settlement Statement is a negative amount, then Reinsurer shall pay cash to Cedant, or direct the Trustee to withdraw from the Trust Account and pay cash to the Cedant, in an amount equal to the absolute value of such Net Settlement Amount to Cedant.

Section 5.06  Payments and Remittances; Delayed Payments. Unless otherwise specified in this Agreement, all amounts due from one party to the other party pursuant to this Article V shall be paid on or before the applicable Settlement Date in cash by wire transfer of immediately available funds to the account or accounts specified in writing by the party to which such payment is owed. Unless otherwise specified in this Agreement, in the event that all or any portion of any payment due either party pursuant to this Agreement becomes overdue, the portion of the amount overdue shall bear interest at an annual rate equal to the Interest Rate determined on the date that the payment becomes overdue for the time that the amount is overdue (but not including the date such overdue amount is paid).

Section 5.07  Offset and Recoupment Rights. Any undisputed debits or credits incurred on and after the Effective Time in favor of or against either Cedant or Reinsurer with respect to this Agreement are deemed mutual debits or credits, as the case may be, and, to the extent permitted under applicable Law, shall be set off and recouped, and only the net balance shall be allowed or paid. This Section 5.07 shall apply, to the fullest extent permitted by applicable Law, notwithstanding the initiation or commencement of a liquidation, insolvency, rehabilitation, conservation, supervision or similar proceeding by or against Cedant or Reinsurer.

Section 5.08  Setoff Against Other Agreements. Notwithstanding anything to the contrary in this Agreement, each of the parties acknowledges and agrees that it shall have the right hereunder or pursuant to applicable Law to offset any amounts due or owing (or to become due or owing) following the Effective Time to the other party under this Agreement against any amounts due or owing by such other party under any other reinsurance agreement, contract or understanding between the parties, whether in force as of the date hereof or hereafter arising (provided that so long as Cedant is not in default in its payment obligations hereunder or under the Somerset MTA, Cedant may, by written notice to Reinsurer, elect to require separate net settlements under this Agreement and under the YRT Agreement (BOLI)).

Section 5.09  BSCR Certification.

(a)   No later than the first Business Day of the third month of the subsequent calendar quarter after the end of each calendar quarter during the term of this Agreement (other than year end), Reinsurer shall provide to Cedant a certificate substantially in form of Schedule 5.09 (the “BSCR Certification”) certifying as to Reinsurer’s BSCR Ratio as of the end of such calendar quarter, as estimated in good faith by Reinsurer and making adjustments solely as necessary to permit the calculation of BSCR Ratio other than at year end.

(b)   Within ten (10) Business Days following submission by Reinsurer to the Bermuda Monetary Authority of a report of its capital levels as of the end of the previous calendar year, but in no event later than five (5) calendar months following the end of each such calendar year, Reinsurer shall provide to Cedant a BSCR Certification as of the end of such calendar year (each date that Reinsurer is required to provide a BSCR Certification, an “BSCR Reporting Date”).

(c)   Upon request of Cedant, Reinsurer shall provide Cedant with reasonable supporting detail in respect of Reinsurer’s BSCR Ratio as set forth in a BSCR Certification.

Section 5.10  Additional Reporting.

(a)   Promptly upon each party’s request, the other party shall provide or make available to the requesting party copies of its most recently available annual and quarterly Statutory Financial Statements and a copy of its annual audited Statutory Financial Statements with the audit report thereon. For so long as this Agreement remains in effect, each of the parties shall periodically furnish to the other on a timely basis such other reports and information as may be reasonably requested by such other party for financial reporting, regulatory, Tax, anti-money laundering, sanctions, rating agency or similar purposes to the extent the actual costs of providing such reports and other information is not material burdensome to the providing party.

(b)   At either party’s (a “Reviewing Party”) reasonable request, at reasonable times upon reasonable prior notice, no more than once per calendar year, the other party (the “Reviewed Party”) shall make available appropriate personnel or its Representatives for a meeting (in person or via teleconference or telephone) with the Reviewing Party to discuss (i) the Reviewed Party’s then-current financial condition and continuing creditworthiness, and (ii) if the Reviewed Party is Reinsurer, the Reviewed Party’s valuation and other information reasonably requested by the Reviewing Party with respect to the assets held in the Trust Account. Nothing herein shall (x) require Reviewed Party to disclose any information to the Reviewing Party or its Representatives if such disclosure would jeopardize any attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine or contravene any applicable Law or any contract (including any confidentiality agreement to which the Reviewed Party or any of its Affiliates is a party); it being understood that the Reviewed Party shall use its reasonable best efforts to enable such information to be furnished or made available to the Reviewing Party or its Representatives without so jeopardizing privilege or contravening such applicable Law (including redacting information or entering into joint defense agreements with the Reviewing Party on mutually agreeable terms), or (y) require the Reviewed Party to disclose its Tax records or any personnel or related records (except with respect to transfer Taxes, Premium Taxes and similar Taxes that relate to the Reinsured Policies).

ARTICLE VI

ACCESS

Section 6.01  Right of Inspection and Audit. Cedant and Reinsurer shall maintain the Applicable Books and Records held by them (i) in accordance with any and all applicable Laws and (ii) with a degree of care and diligence similar to that used in the internal record retention procedures and policies for its other businesses for its own account. Not more than once per calendar year, at reasonable times and upon reasonable advance notice to the other party and during normal business hours and subject to the rules applicable to visitors at the other party’s offices generally, the requesting party and its designated Representatives and, if the requesting party is Reinsurer, any subcontractors, at their sole cost and expense, shall have (a) the right to inspect and audit, in accordance with security measures reasonably required by the other party, the Applicable Books and Records of the other party, including as pertains to Assets in the Trust Account, the payment of General Account Liabilities and the administration of the Reinsured Policies to be performed by Cedant and Reinsurer, as applicable, and (b) reasonable access to appropriate personnel of the other party, in each case for such period as any provision of this Agreement is in effect or as such requesting party reasonably needs access to such records for regulatory, Tax or similar purposes; provided, however, that (i) such inspection, audit and access shall not unreasonably interfere with the conduct of the business of the applicable party, (ii) the requesting party shall comply with all applicable Laws with respect to the use and disclosure of such Applicable Books and Records and other information obtained in connection therewith and (iii) no party shall be required to make available to a requesting party any document or information if such party determines, in its reasonable judgment, that doing so would contravene applicable Law, any fiduciary duty or a Contract or obligation of confidentiality owing to a non-Affiliated Person, jeopardize the protection of an attorney-client, attorney work product or other similar protection, privilege or immunity, or expose such party to liability for disclosure of sensitive or Personal Information; it being understood that such party shall use commercially reasonable efforts to obtain waivers or make other arrangements (including redacting information to the extent not unduly burdensome) that would enable any such item to be made available for review by the requesting party without contravening applicable Law or obligation, destroying such privilege or exposing such party to such liability; provided, further, however, that a party’s right to inspect the other party’s Applicable Books and Records and access personnel of the other party shall not apply during the pendency of any related litigation between the parties including their Affiliates. Notwithstanding the foregoing, (a) in the event that the other party materially breaches its obligations under this Agreement, upon delivery of notice from the inspecting party to the other party of the alleged material breach, together with reasonable supporting detail in respect thereof, either party shall have the right of inspection and audit provided for in this Section 6.01 not more than once per calendar quarter during the pendency of such breach and (b) either party shall have the right of inspection and audit more frequently if necessary to respond to a request received from a Governmental Authority upon delivery of notice to the other party, together with reasonable supporting detail in respect thereof.

ARTICLE VII

ADMINISTRATION

Section 7.01  Administration. From and after the effective time of the Novation, Reinsurer shall administer, or cause to be administered, the Reinsured Policies in accordance with the terms of the Administrative Services Agreement; provided, however, that Reinsurer shall not provide the Cedant Services or, subject to Section 7.03, administer the Third Party Reinsurance Contracts. Reinsurer shall provide, or cause to be provided, reports with respect thereto to Cedant in accordance with the Administrative Services Agreement. The parties acknowledge and agree that, beginning on the Closing Date, Reinsurer intends to subcontract the performance of all Administrative Services (as defined in the Administrative Services Agreement) to Nautilus pursuant to the Nautilus Administrative Services Agreement; provided, however, that no such subcontracting shall relieve Reinsurer from any of its obligations or liabilities hereunder.

Section 7.02  Cedant Retained Authority (Cedant Services).

(a)   From and after the Closing Date, Cedant shall perform, or cause to be performed, the Cedant Services (i) with the skill, diligence and expertise that would reasonably be expected from experienced and qualified personnel performing such duties in like circumstances, (ii) in compliance with applicable Law and the terms of the Reinsured Policies, and (iii) with a level of attentiveness substantially comparable or higher to that which Cedant exercised in the execution of services similar to the Cedant Services during the twelve (12) calendar months immediately preceding the Closing Date. Subject to the consent of Reinsurer, such consent not to be unreasonably withheld, Cedant may subcontract or otherwise delegate to any Person for the performance of any of the Cedant Services; provided that no such subcontracting shall relieve Cedant from any of its obligations or liabilities hereunder, and Cedant shall remain responsible for all obligations or liabilities of such subcontractor with regards to the providing of such service or services as if provided by Cedant. For the avoidance of doubt, except as contemplated by the Expense Allowances payable under Section 4.01 with respect to the Designated Cedant Services, the performance of any administrative services by the Cedant relating to the Reinsured Policies shall be at the Cedant’s sole cost and expense.

(b)   Following the third (3rd) anniversary of the Effective Date, upon at least thirty (30) days prior written notice, Reinsurer may request to assume some or all of the “Reinsurance Administration” services described on Schedule 1.01(h), and, provided that Reinsurer reasonably demonstrates that it can administer (or cause the administration of) such “Reinsurance Administration” services at the service standard set forth in Section 7.02(a) as of the effective date of such assumption, the parties shall negotiate in good faith and agree whether Reinsurer shall assume such “Reinsurance Administration” services. If the parties mutually agree that Reinsurer shall assume such “Reinsurance Administration” services in accordance with foregoing sentence, then, (i) after such assumption of such “Reinsurance Administration” services, Cedant shall no longer be entitled to receive Expense Allowances in respect of such assumed services and (ii) Cedant and Reinsurer shall promptly take, or cause to be taken, all steps necessary to transfer the performance of such services to Reinsurer.

ARTICLE VIII

TRUST ACCOUNT

Section 8.01  Trust Account. In accordance with the Trust Agreement, Reinsurer, as grantor, shall establish and maintain from and after the date of the Novation, at its sole cost and expense, the Trust Account with the Trustee, naming Cedant as sole beneficiary thereof. The Assets maintained in the Trust Account shall be managed in accordance with the Investment Guidelines. Pursuant to the terms of the Trust Agreement, the assets in the Trust Account, including the residual interest therein, shall be held in trust by the Trustee for the sole and exclusive benefit of Cedant, and Reinsurer may deliver, at its cost, one or more Letters of Credit pursuant to Section 9.01 to fund an amount up to the OC Amount, in each case as security for the payment of Reinsurer’s obligations to Cedant under this Agreement and the YRT Agreement (BOLI). Pursuant to the terms of the Security and Control Agreement, a first priority security interest in the Collateral favor of Cedant shall be granted by Reinsurer and perfected by Cedant. During the term of the Trust Agreement, Reinsurer shall not, and shall direct the Trustee not to, grant or cause or permit to be created or granted in favor of any Person other than Cedant any security interest whatsoever in any of the assets in the Trust Accounts or in the residual interest therein except as expressly set forth in the Trust Agreement.5 Other than for the benefit of Cedant, Reinsurer shall not create, incur, assume or suffer to exist any liens on the assets in the Trust Account (whether owned on the date of this Agreement or hereafter acquired), or on any interest therein or the proceeds thereof.

Section 8.02  Permitted Investments.

(a)   The Assets that may be held in the Trust Account shall consist of Permitted Investments.

(b)   Prior to depositing Permitted Investments in the Trust Account, Reinsurer or Cedant, as applicable, shall execute assignments or endorsements in blank, or transfer legal title to the Trustee, of all shares, obligations or any other assets requiring assignments, in order that Cedant, or the Trustee upon the direction of Cedant, may when and as permitted by the Trust Agreement negotiate these assets without the consent of, or signature from, Reinsurer or any other Person.

Section 8.03  Value of Assets in Trust. The assets on deposit in the Trust Account shall be valued according to their current Book Value, and Reinsurer shall, at all times, ensure that the Book Value of the Permitted Investments on deposit in the Trust Account, when aggregated with the Book Value of the Permitted Investments on deposit in the Blocker Trust Account, is equal to or greater than (a) the Total Required Balance, minus (b) the LOC Amount (capped, as applicable, by the amount set forth in clause (b) of the definition of Maximum LOC Balance, the “Recognized LOC Balance”).

[5]

Note to Draft: Trust Agreement will permit a Trustee lien against the income ledger of the Trust Account as well as subordinated Trustee lien in other Trust assets. Note to DLIC: Subject to review of Trust Agreement.

Section 8.04  Cedant Withdrawal from the Trust Account.

(a)   Cedant may withdraw (for the avoidance of doubt, without duplication of any amounts withdrawn pursuant to the YRT Agreement (BOLI)) the assets held in the Trust Account at any time and from time to time, notwithstanding any other provisions of this Agreement, and assets withdrawn from such Trust Account shall be utilized and applied by Cedant (or any successor by operation of law of Cedant, including any liquidator, rehabilitator, receiver or conservator of Cedant), without diminution because of insolvency on the part of Cedant or Reinsurer; provided, however, that Cedant (or any successor by operation of law of Cedant, including any liquidator, rehabilitator, receiver or conservator of Cedant) may only withdraw such assets for one or more of the following purposes:

(i)   where Cedant has received notification of termination of the Trust Account pursuant to the Trust Agreement and where Reinsurer’s entire obligations under this Agreement remain unliquidated and undischarged ten (10) days prior to the termination date, to withdraw amounts equal to Reinsurer’s share of liabilities, to the extent that the liabilities have not yet been funded by Reinsurer, and deposit those amounts in a separate account, in the name of Cedant in any qualified U.S. financial institution apart from its general assets, in trust for the uses and purposes specified in subsections (i) and (ii) of this Section 8.04 as may remain executory after withdrawal and for any period after such termination date; or

(ii)   (A) in the absence of a Triggering Event, to pay any other undisputed amounts due to Cedant under this Agreement if Reinsurer has failed to pay such amounts and such failure has not been cured by Reinsurer within ten (10) Business Days following its receipt of written notice thereof (provided that Cedant shall not withdraw any asset from the Trust Account pursuant to this Section 8.04(a)(iii) until the expiration of any applicable payment period or, with respect to any portion of any payment which is under dispute, until the expiration of any dispute resolution period afforded Reinsurer under this Agreement in respect thereof) and (B) following the occurrence of a Triggering Event and until such Triggering Event is cured, if applicable, in accordance with this Agreement, to pay any other amounts Cedant claims are due under this Agreement.

(b)   Any assets withdrawn from the Trust Account in violation of Section 8.04(a) (each, an “Excess Trust Account Withdrawal”) shall be promptly returned by the Cedant to the Trust Account. Pending such return, Cedant shall account for all such excess amounts separate and apart from its other assets for the benefit of Reinsurer. In the event of an Excess Trust Account Withdrawal, Cedant shall return to the Trust Account the specific assets withdrawn and shall also transfer to the Trust Account any investment income received thereon (in the case of non-cash assets other than Letters of Credit) or an amount of interest at a Rate equal to the Interest Rate (in the case of cash) from and including the date of withdrawal to but excluding the date on which such assets are returned to the Trust Account; provided that, if it is not reasonably possible to return the specific assets withdrawn, then Cedant shall return to the Trust Account an amount of cash equal to the greater of the Fair Market Value and Book Value of such assets withdrawn plus an amount of interest at a Rate equal to the Interest Rate from and including the date of withdrawal to but excluding the date on which such assets are returned to the Trust Account.

Section 8.05  Reinsurer’s Ongoing Funding Obligations for and Withdrawals from the Trust Account. On each Settlement Date (for the avoidance of doubt, without duplication of any obligation of Reinsurer pursuant to Section 8.04 of the YRT Agreement (BOLI)):

(a)   if the aggregate Book Value of the Permitted Investments on deposit in the Trust Account (taking into account any deposit or withdrawal of Assets to or from the Trust Account on such the Settlement Date pursuant to Section 5.05) plus the aggregate Book Value of the Permitted Investments on deposit in the Blocker Trust Account plus the Recognized LOC Balance is less than the Total Required Balance (such shortfall as reflected in Cedant Monthly Report for such Monthly Accounting Period), then Reinsurer shall deposit, or cause to be deposited, Permitted Investments in the Trust Account (valued on a Book Value basis) or deliver or increase the undrawn face amount of Letters of Credit necessary to eliminate such shortfall or shortfalls (as reflected in Cedant Monthly Report for such Monthly Accounting Period); and

(b)   if the aggregate Book Value of the Permitted Investments on deposit in the Trust Account (taking into account any deposit or withdrawal of Assets to or from the Trust Account on the Settlement Date pursuant to Section 5.05) plus the aggregate Book Value of the Permitted Investments on deposit in the Blocker Trust Account plus the Recognized LOC Balance is greater than the Total Required Balance (such excess as reflected in Cedant Monthly Report for such Monthly Accounting Period), Reinsurer may, without prior consent from but upon prior or contemporaneous notice to Cedant, withdraw Assets from the Trust Account in accordance with the procedures set forth in the Trust Agreement or Reinsurer may, and Cedant shall cooperate with Reinsurer to, cancel any Letter of Credit or decrease the undrawn face amount of Letters of Credit), in order to release such excess assets to Reinsurer; provided that (i) the funding requirements specified in Section 8.05(a) continue to be satisfied after giving effect to such withdrawal, (ii) the aggregate Book Value of the Permitted Investments on deposit in the Trust Account after giving effect to such withdrawal plus the aggregate Book Value of the Permitted Investments on deposit in the Blocker Trust Account plus the Recognized LOC Balance is equal to or greater than the Total Required Balance and (iii) the ratio of the Fair Market Value of the assets in the Trust Account to the Book Value thereof immediately prior to such withdrawal is not decreased as a result of such withdrawal; provided, further, that following the occurrence and during the continuation of a Triggering Event, any withdrawal of Assets from the Trust Account or cancellation of a Letter of Credit or decrease in the undrawn face amount of a Letter of Credit in accordance with this Section 8.05(b) shall require the consent of Cedant (which consent shall not be unreasonably withheld, conditioned, or delayed).

Section 8.06  Reinsurer’s Additional Withdrawal Right. In the absence of a Triggering Event, upon its receipt of a Material Claim Notice from Cedant in accordance with Section 5.04, Reinsurer may, without prior consent from or contemporaneous notice to Cedant, withdraw Assets from the Trust Account with a Fair Market Value equal to such Material Claim Amount in accordance with the procedures set forth in the Trust Agreement.

Section 8.07  Substitution of Assets. Subject to the terms of the Trust Agreement and the Security and Control Agreement, Reinsurer shall have the right to instruct the Trustee to substitute or exchange Assets in the Trust Account; provided that (a) the replacement assets are Permitted Investments with both a Book Value and Fair Market Value (plus accrued interest thereon) that is at least equivalent to the Book Value and Fair Market Value (plus accrued interest thereon), respectively, of the assets being so substituted and (b) the replacement assets shall be deposited in the Trust Account on the same day of such substitution or exchange.

Section 8.08  Priority of Use of Collateral. At any time Cedant (or any of its successors in interest by operation of law, including any liquidator, rehabilitator, receiver or conservator of Cedant) elects to withdraw assets from Trust Account pursuant to this Agreement and the Trust Agreement, Cedant shall consult with Reinsurer to the extent reasonably possible under the circumstances and shall consider in good faith the requests of Reinsurer with regard to the assets to be selected for withdrawal. If Cedant declines following Reinsurer’s request or circumstances are such that it is not reasonably possible for Cedant to solicit Reinsurer’s views, then Cedant (and any of its successors in interest by operation of law, including any liquidator, rehabilitator, receiver or conservator of Cedant) shall withdraw assets from the Trust Account in the following order of priority:

(a)   first, cash and cash equivalents;

(b)   second, if no assets described in clause (a) remain in the Trust Account (or if such assets cannot be withdrawn by or transferred to Cedant within a reasonable period of time), then assets having a remaining duration of less than one (1) year;

(c)   third, if no assets described in clauses (a) and (b) remain in the Trust Account (or if such assets cannot be withdrawn by or transferred to Cedant within a reasonable period of time), then publicly traded assets, withdrawing such assets in an order such that, with respect to each such asset to be withdrawn, the asset with the shortest remaining duration is withdrawn before any other such publicly traded asset is withdrawn;

(d)   fourth, if no assets described in clauses (a), (b) and (c) remain in the Trust Account (or if such assets cannot be withdrawn by or transferred to Cedant within a reasonable period of time), then Rule 144A corporate debt, withdrawing such assets in an order such that, with respect to each such asset to be withdrawn, the asset with the shortest remaining duration is withdrawn before any other such corporate debt is withdrawn; and

(e)   fifth, if no assets described in clauses (a), (b), (c) and (d) remain in the Trust Account (or if such assets cannot be withdrawn by or transferred to Cedant within a reasonable period of time), then any other assets then held in the Trust Account.

Section 8.09  Termination of Trust Account.

(a)   The parties agree that Reinsurer’s obligation to fund assets in the Trust Account pursuant to this Agreement shall terminate if, for two consecutive calendar quarters, the Total Required Balance has remained below ________dollars ($_______). Upon such event, Cedant and Reinsurer shall cooperate in good faith to terminate the Trust Account and the Trust Agreement, including by promptly delivering a joint notice to the Trustee to terminate the Trust Agreement.

(b)   The parties shall take all actions necessary to terminate the Trust Agreement upon the termination of this Agreement.

ARTICLE IX

LETTERS OF CREDIT

Section 9.01  Letters of Credit.

(a)   Reinsurer shall be permitted to deliver to Cedant one or more Letters of Credit (in a form reasonably satisfactory to Cedant) in order to fund the OC Amount. All costs, expenses and fees associated with Letters of Credit (including commitment fees or fees associated with drawing on a Letter of Credit and any expenses of the issuer of any such Letter of Credit required to be reimbursed or paid) shall be borne by Reinsurer.

(b)   Any Letter of Credit shall be issued by a Permitted Issuing Bank. Prior to posting any Letter of Credit to Cedant, with respect to any Letter of Credit posted to Cedant, at reasonable times and upon reasonable advance notice to Reinsurer, (i) Cedant shall have the right to inspect and audit the Permitted Issuing Bank(s), Letter(s) of Credit, and all Applicable Books and Records related thereto and (ii) Reinsurer shall use its commercially reasonable efforts to cooperate with Cedant in its inspection and audit, including by requesting from the applicable Permitted Issuing Bank(s) access to documents or information and appropriate personnel of such Permitted Issuing Bank on Cedant’s behalf). If (i) the applicable Permitted Issuing Bank fails to confirm in writing after a reasonable time that the full amount of the applicable Letter of Credit is available for draw or the parties mutually agree that the validity or enforceability of any Letter of Credit has been contested or (ii) the applicable Permitted Issuing Bank’s credit rating falls below “A-” from S&P Global, “A-” from Fitch or “A3” from Moody’s (or such credit rating is withdrawn), the face amount of such Letter of Credit shall be deemed reduced to _____dollars ($_____) for purposes of this Agreement until such time as Reinsurer is able to satisfactorily demonstrate that such Letter of Credit is valid and enforceable or the applicable Permitted Issuing Bank’s credit rating has been increased to be equal to or above such threshold, as applicable.

(c)   Reinsurer and Cedant agree that any Letter of Credit provided by Reinsurer pursuant to this Agreement may be drawn upon at any time, notwithstanding any other provisions in this Agreement, and may be utilized by Cedant or its successor in interest by operation of law, to pay any undisputed amounts due to Cedant under this Agreement if Reinsurer has failed to pay such amounts and such failure has not been cured by Reinsurer within ten (10) Business Days following its receipt of written notice thereof (provided that Cedant shall not draw upon any Letter of Credit pursuant to this Section 9.01(c) until the expiration of any applicable payment period or, with respect to any portion of any payment which is subject to a good faith dispute, until the expiration of any dispute resolution period afforded Reinsurer under this Agreement in respect thereof); provided, however, that Cedant shall only draw on any Letter of Credit in accordance with Section 8.08.

(d)   Payment to Cedant by the applicable issuing bank of an amount drawn on a Letter of Credit pursuant to Section 9.01(c) shall constitute payment by Reinsurer pursuant to the Agreement and shall discharge Reinsurer of the obligation which gave rise to the draw, but solely to the extent and in the amount of such payment; provided, however, that such payment shall not relieve Reinsurer of any liabilities that arose as a result of the failure to make such a payment.

(e)   Cedant shall promptly return to the applicable issuing bank any amounts drawn on a Letter of Credit in excess of the actual amounts permitted under Section 9.01(c) (or any amounts that are subsequently determined not to be due); provided that Cedant shall return such amount to Reinsurer if Reinsurer notifies Cedant in writing that Reinsurer has repaid such amount to such issuing bank and provides evidence of such repayment reasonably satisfactory to Cedant. Until such amounts are returned to the applicable issuing bank or Reinsurer (as applicable), such amounts shall be held in trust by Cedant for the benefit of Reinsurer. Cedant shall pay to the applicable issuing bank or Reinsurer (as applicable) interest on the amount of any such improper draw at the Interest Rate (or, if payable to the applicable issuing bank, the rate of interest under the applicable Letter of Credit) from the date of the draw to the date such amounts are returned to the applicable issuing bank or Reinsurer (as applicable) or are utilized in accordance with Section 9.01(c), as applicable.

ARTICLE X

[RESERVED]

ARTICLE XI

REINSURANCE CREDIT

Section 11.01  Credit for Reinsurance.

(a)   Reinsurer shall use reasonable best efforts to hold and maintain all licenses and authorizations required under applicable Law and otherwise use reasonable best efforts to provide Cedant with full statutory financial statement credit for the reinsurance provided by this Agreement in the Cedant Domiciliary State throughout the entire term of this Agreement (“Reserve Credit”). The parties acknowledge and agree that, as of the Novation, Reinsurer is recognized as a reciprocal jurisdiction reinsurer under the Laws of Delaware. Upon the occurrence of any event (including, for avoidance of doubt, loss of Reinsurer’s status as a reciprocal jurisdiction reinsurer in the Company Domiciliary State) that, if continuing as of the end of any quarterly or annual financial statement period, would reasonably be expected to result in Cedant being unable to take full statutory financial statement credit for the reinsurance provided by this Agreement in the Cedant Domiciliary State for any reason (a “Reinsurance Credit Event”), Reinsurer, at its own expense, prior the later of (i) ten (10) Business Days following the date Reinsurer becomes aware of the occurrence of such failure and (ii) the end of the calendar quarter during which such loss of financial statement credit occurred, use reasonable best efforts (or, in the event such Reinsurance Credit Event is a result of Reinsurer’s redomestication to another jurisdiction, take any and all steps) to comply with all applicable Laws so as to permit Cedant to obtain such full statutory financial statement credit for the reinsurance provided by this Agreement in the Cedant Domiciliary State throughout the entire term of this Agreement to the extent credit is not otherwise available under applicable Law (provided that Cedant’s consent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required to convert the reinsurance basis to reinsurance on a funds withheld or modified coinsurance basis or novate the contract to an Affiliate of Reinsurer (for the avoidance of doubt, it shall be reasonable for Cedant to take into account whether the financial strength of such Affiliate is not as strong as Reinsurer’s as of the date hereof)); provided, however, the failure of Cedant to consent to any such conversion or novation shall not relieve or discharge any obligation of Reinsurer to take any or all other steps necessary). Notwithstanding the foregoing, Cedant agrees to provide prompt written notice to Reinsurer prior to or upon a redomestication of Cedant, and Reinsurer shall use reasonable efforts to provide Cedant with Reserve Credit in its new Cedant Domiciliary State before the later of (i) the effectiveness of such redomestication and (ii) sixty (60) days following Reinsurer’s receipt of notice of such redomestication. Each Party shall promptly notify the other Party of any event or change or condition of which it is aware that would reasonably be expected to result in a Reinsurance Credit Event. It is understood and agreed that any term or condition required by applicable Law to be included in this Agreement for Cedant to receive such Reserve Credit shall be deemed to be incorporated in this Agreement by reference. Furthermore, Reinsurer and Cedant agree to reasonably cooperate to amend this Agreement or the Trust Agreement, or enter into other agreements or execute additional documents, in each case, as needed to comply with the credit for reinsurance laws and regulations and the requirements of the applicable Governmental Authorities in the Cedant Domiciliary State to the extent credit is not otherwise available under applicable Law.

(b)   Notwithstanding anything contained in this Section 11.01 to the contrary, in the event that (i) there is a repeal of or amendment to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203, H.R. 4173) that would authorize a Governmental Authority in any jurisdiction of the United States where Cedant is licensed to transact business to apply the applicable rules for credit for reinsurance in such jurisdiction to Cedant, and (ii) Cedant reasonably determines following consultation with Reinsurer that it is obligated under applicable Law to comply with such rules in order to receive financial statement credit in any such jurisdiction (each such jurisdiction, together with Cedant Domiciliary State, an “Applicable Jurisdiction”), then Section 11.01 shall automatically be deemed to be amended without any action by the parties to require that Reinsurer use reasonable best efforts so as to enable Cedant to obtain full financial statement credit for the reinsurance provided by this Agreement in any such jurisdiction in addition to Cedant Domiciliary State, to the extent such credit is not otherwise available under applicable Law; provided that in the event that any such reasonable best efforts impose any material additional burdens or expenses on Reinsurer, Cedant shall cooperate in good faith with Reinsurer to minimize the impact of any such increased burdens or expenses.

(c)   If Reinsurer is providing statutory financial statement credit for the reinsurance provided by this Agreement based on its status as a reciprocal jurisdiction reinsurer and resists enforcement of a final judgment that is enforceable under the law of the jurisdiction in which it was obtained or a properly enforceable arbitration award, whether obtained by the Cedant or by its legal successor on behalf of its estate, if applicable, Reinsurer will provide security in the form of trust accounts, letters of credit or, if reasonably consented to by the Cedant, other acceptable alternatives under applicable Law (with Reinsurer having discretion to select among the acceptable alternatives subject to the Cedant’s consent, such consent not to be unreasonably withheld, conditioned or delayed) for the benefit of the Cedant in the amount necessary so that taking into account assets in the Trust Account, the Blocker Trust Account and the LOC Balance, the Cedant has security in an amount equal to ______% of the liabilities ceded to Reinsurer pursuant to this Agreement.

ARTICLE XII

ERRORS AND OMISSIONS

Section 12.01  Oversights. Inadvertent delays, oversights, errors or omissions made in connection with this Agreement or any transaction hereunder shall not relieve either party from any Liability that would have attached had such delay, oversight, error or omission not occurred; provided that such error or omission is rectified as soon as reasonably practicable after discovery. Subject to the foregoing, if the failure of either party to comply with any provision of this Agreement is unintentional or the result of a misunderstanding or an inadvertent delay, oversight, error or omission, the parties shall cause such failure to be promptly rectified such that both parties shall be restored as closely as possible to the positions that they would have occupied had such error or oversight not occurred, it being the intention of the parties that in all things coming within the scope of this Agreement Reinsurer shall follow the fortunes of Cedant in accordance with Section 2.04. Nothing in this Section 12.01 shall reduce the obligation of Reinsurer with respect to any Reinsurer Extra-Contractual or Cedant with respect to any Cedant Extra-Contractual Obligations. This Section 12.01 shall not relieve either party of its obligation to perform its obligations hereunder within the time periods specified for such obligations hereunder or as otherwise mutually agreed.

ARTICLE XIII

INSOLVENCY

Section 13.01  Insolvency of Cedant.

(a)   In the event of the insolvency of Cedant, all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be payable by Reinsurer on the basis of the liability of Cedant under the Reinsured Policies reinsured hereunder without diminution because of the insolvency of Cedant. In the event of insolvency and the appointment of a liquidator, receiver or statutory successor of Cedant, such payments by Reinsurer shall be made directly to Cedant or its liquidator, receiver or statutory successor.

(b)   It is agreed and understood, however, that in the event of the insolvency of Cedant, the liquidator, receiver or statutory successor of Cedant shall give written notice of the pendency of a claim against Cedant in connection with a Reinsured Policy within a reasonable period of time after such claim is filed in the Insolvency Proceedings and that, during the pendency of such claim, Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to Cedant or its liquidator, receiver or statutory successor. It is further understood that the expense thus incurred by Reinsurer shall be chargeable, subject to court approval, against Cedant as part of the expenses of liquidation to the extent of a proportionate share of the benefit which may accrue to Cedant solely as a result of the defense undertaken by Reinsurer.

Section 13.02  Insolvency of Reinsurer. Without limitation of Section 5.08, in the event of the insolvency of Reinsurer, all amounts due but not paid to Reinsurer by Cedant on such date under this Agreement, regardless of the date on which they became due, and all amounts which become due to Reinsurer by Cedant after that date under this Agreement may be retained by Cedant and set off against the amounts due by Reinsurer under this Agreement, whether they were due before the insolvency or became due after. The balance of such retained amounts (after giving effect to any applicable set-offs), if any, shall only be payable by Cedant to Reinsurer at the expiry of all liability under this Agreement.

ARTICLE XIV

DURATION AND TERMINATION

Section 14.01  Duration. This Agreement shall commence at the Effective Time and continue in force until the termination date (the “Termination Date”), which shall occur at such time as (a) Cedant’s liability arising out of all Reinsured Policies reinsured hereunder is terminated in accordance with their respective terms and the Parties have received payments which discharge such liability in full in accordance with the provisions of this Agreement, (b) this Agreement is terminated by the mutual written consent of Reinsurer and Cedant or (c) the Recapture Date occurs, in the event that Cedant has elected to recapture all General Account Liabilities ceded hereunder in accordance with this Article XIV or Reinsurer has terminated this Agreement pursuant to Section 14.07, and payment of the Recapture Payment Amount due in respect thereof, as finally determined, has been made in full in accordance with Article XV. For the avoidance of doubt, the effective date of such recapture or termination (the “Termination Effective Date”) need not be the Termination Date or the Recapture Date and may precede the Termination Date or the Recapture Date to the extent permitted by applicable Law and SAP; provided that the Termination Effective Date shall not be prior to the first day of the month in which the Termination Date occurs.

Section 14.02  Survival. Notwithstanding the other provisions of this Article XIV, the terms and conditions of Section 14.01 and this Section 14.02, Article XV, Article XVI and

Article XVIII (and Article I to the extent relating to any of the foregoing) shall remain in full force and effect after the termination of this Agreement.

Section 14.03  Recapture.

(a)   Following the occurrence of a Triggering Event and until such Triggering Event has been cured, Cedant shall have the unilateral right, exercisable in its sole discretion, to recapture all of the General Account Liabilities ceded hereunder by providing Reinsurer with written notice of its intent to effectuate such recapture (the “Recapture Notice”); provided, however, that Cedant shall not be permitted to exercise its right of recapture unless it simultaneously recaptures the YRT Agreement (BOLI).

(b)   Any recapture effectuated pursuant to Section 14.03(a) shall occur on the date provided for by Cedant in the Recapture Notice; provided that such date shall be at least ten (10) Business Days following the delivery of such Recapture Notice (other in respect of a recapture pursuant to Section 14.05(a), for which the Recapture Date shall be the date of delivery of a Recapture Notice) (the “Recapture Date”). For the avoidance of doubt, the Termination Effective Date for a recapture pursuant effectuated pursuant to Section 14.03(a) shall be determined by Cedant.

(c)   Cedant’s rights to recapture the General Account Liabilities are in addition to any other right or remedy of Cedant provided under this Agreement, or now or hereafter existing at law or in equity, and the failure to exercise any recapture rights shall not be deemed a waiver or relinquishment by Cedant of any of its other rights or remedies.

Section 14.04  Effect of Recapture or Termination. Following a recapture or termination pursuant to this Article XIV (including a Reinsurer Termination), subject to the payment obligations described in Article V and Article XV, both parties will be fully and finally released from all rights and obligations under this Agreement in respect of the Reinsured Policies, other than (i) any payment obligations due hereunder prior to the Recapture Date or Termination Date but still unpaid on such date, (ii) any obligations under the provisions of this Agreement that expressly survive termination as provided in Section 14.02 and (iii) any Liability of Reinsurer for Reinsurer Extra-Contractual Obligations arising before the Recapture Date or Termination Date and any Liability of Cedant for Cedant Extra-Contractual Obligations arising before the Recapture Date or Termination Date, in each case, to the extent not taken into account in the Terminal Settlement. Following the consummation of the recapture or termination, (A) no additional Recoverables or other amounts payable under such Reinsured Policies shall be payable to Reinsurer hereunder, and Reinsurer shall have no further right to receive any such Recoverables and (B) Reinsurer shall have no further obligation to pay any General Account Liabilities or other amounts hereunder (including in respect of the Separate Accounts) with respect to the Reinsured Policies except, in each case, as set forth in this Section 14.04 and for obligations under the provisions of this Agreement that expressly survive termination as provided in Section 14.02. Upon the effectiveness of a recapture or termination, the Recoverables with respect to the Reinsured Policies shall be automatically retained by Cedant effective as of the Termination Effective Date, as applicable. Notwithstanding the foregoing, a recapture or termination will not affect unpaid obligations or Liabilities due under the any of the Ancillary Agreements.

Section 14.05  Triggering Event. For purposes of this Agreement, “Triggering Event” means each of the following:

(a)   an Insolvency Event of Reinsurer;

(b)   a failure of Cedant to obtain full statutory financial statement credit in respect of this Agreement in any applicable jurisdiction occurs that continued past the later of (i) twenty (20) Business Days following the date Reinsurer becomes aware of the occurrence of such failure and (ii) the end of the calendar quarter during which such loss of financial statement credit occurred and has not subsequently been cured; provided, that (1) Cedant shall not permitted to recapture under this sub-clause (b) unless it has reasonably cooperated with Reinsurer to cure such failure prior to such date (including, if reasonably requested by Cedant, by using commercially reasonable efforts to try to facilitate a meeting with Reinsurer and the applicable insurance regulator in the state in which such failure to obtain financial statement credit is applicable) and (2) if such failure to obtain full statutory financial statement credit in respect of this Agreement occurs as a result of a change in Cedant’s domicile, Cedant shall not be permitted to recapture under this sub-clause (b) unless such failure is continuing at least sixty (60) days following Reinsurer’s receipt of written notice from Cedant of such redomestication (for the avoidance of doubt, such sixty (60) day notice period may run prior to (but not conclude prior to) the effectiveness of such redomestication).

(c)   Reinsurer’s BSCR Ratio set forth in any BSCR Certification is less than ___________percent (_______%) as of the relevant quarter-end date set forth in such BSCR Certification and Reinsurer has not, within thirty (30) days of the applicable date that such BSCR Certification was due to be delivered, provided Cedant with evidence reasonably satisfactory to Cedant that Reinsurer has restored its BSCR Ratio to at least ________percent (____%); provided, however, in the event of a material change to or elimination by Bermuda Monetary Authority or applicable Laws of the requirement for Reinsurer to calculate its solvency ratio as evidenced by its BSCR Ratio, or in the event there is a material change relating to the framework, factors or formulae prescribed by the Bermuda Monetary Authority that are used to calculate Reinsurer’s BSCR Ratio, the parties shall work in good faith as promptly as practicable to determine the appropriate (and, if applicable, adjust the) BSCR Ratio for purposes of this Section 14.05(c) and Reinsurer’s reporting requirements set forth in Section 5.09 or incorporate an alternative measurement of capital adequacy in the applicable provisions of this Agreement in a mutually agreeable manner;

(d)   Reinsurer fails to deliver a BSCR Certification in respect of a relevant quarter-end date by the applicable date that such BSCR Certification was due to be delivered in accordance with Section 5.09 and fails to cure such failure within forty-five (45) days of its receipt of notice of such failure from Cedant;

(e)   Reinsurer fails to (i) fund the Trust Account for any material amounts required to be deposited therein by Reinsurer in accordance with Section 8.03(a) of this Agreement or (ii) pay Cedant any material amount due under this Agreement or the other Ancillary Agreements and, in the case of clauses (i) and (ii), such failure continues for sixty (60) days following Cedant’s delivery of notice of such failure to Reinsurer; provided, however, that no good faith dispute in respect of such amounts is pending pursuant to Section 5.03 or Section 15.03;

(f)  Reinsurer fails to be licensed or authorized to conduct business of a reinsurance company in its jurisdiction of domicile and such failure is not cured within sixty (60) days of Reinsurer’s awareness of such failure;

(g)  the occurrence of an Administration Termination Triggering Event; or

(h)  the occurrence of a Triggering Event (as defined in the YRT Agreement (BOLI) under the YRT Agreement (BOLI).

Section 14.06 Notice of Triggering Event. Reinsurer shall provide notice to Cedant promptly and in reasonable detail upon becoming aware of any Triggering Event or any event or circumstance that, with the giving of notice or the passage of time or both, could reasonably be expected to constitute a Triggering Event.

Section 14.07 Notice of Reinsurer Termination for Non-Payment. On any day on which Cedant (or any successor by operation of law of Cedant, including, but not limited to, any receiver, liquidator, rehabilitator, conservator or similar Person of Cedant) fails to pay Reinsurer any material amount due under this Agreement, the Somerset MTA, or the other Ancillary Agreements and such failure continues for sixty (60) days following Reinsurer’s delivery of notice of such failure to Cedant, Reinsurer may give Cedant written notice that the reinsurance coverage hereunder shall terminate (a “Termination Notice”), provided, however, that no good faith dispute in respect of such amounts is pending pursuant to Section 5.03 or Section 15.03. Upon such termination by Reinsurer (a “Reinsurer Termination”), Cedant shall recapture all General Account Liabilities arising under the express terms of the Reinsured Policies and Reinsurer shall have no further liability from and after the Termination Effective Time except as provided in Section 14.04. In the case of a Reinsurer Termination pursuant to this Section 14.07, the recapture shall occur on the date provided for by Reinsurer in the Termination Notice (such date shall be the “Recapture Date” for such Reinsurer Termination for purposes of this Agreement); provided that such date shall be at least ten (10) Business Days following the delivery of such Termination Notice. For the avoidance of doubt, the Termination Effective Date for a termination pursuant effectuated pursuant to Section 14.07 shall be determined by Reinsurer. Reinsurer’s right to effectuate a Reinsurer Termination under this Section 14.07 is in addition to any other right or remedy of Reinsurer provided under this Agreement, or now or hereafter existing at law or in equity, and the failure to exercise such termination right shall not be deemed a waiver or relinquishment by Reinsurer of any of its other rights or remedies.

ARTICLE XV

TERMINAL ACCOUNTING AND SETTLEMENT

Section 15.01 Terminal Accounting.

(a)  At least five (5) Business Days prior to the Recapture Date for a recapture effectuated pursuant to Section 14.03(a) or a Reinsurer Termination, Cedant shall deliver to Reinsurer a statement (such statement, the “Estimated Recapture Payment Statement”) prepared in accordance with the methodologies, procedures, judgments, assumptions and estimates described in Schedule 12.01(a) (“Recapture Payment Statement Methods”)6 setting forth Cedant’s estimate of the Recapture Payment Amount as of the Termination Effective Time (such estimate, the “Estimated Recapture Payment”); provided that for a recapture triggered pursuant to Section 14.05(a), the Cedant shall deliver such Estimated Recapture Payment Statement on the Recapture Date.

(b)  On the Recapture Date, an amount equal to the Estimated Recapture Payment shall be due from Reinsurer to Cedant. On the Recapture Date, Reinsurer shall pay Cedant cash or transfer assets that are Permitted Investments (which Permitted Investments may be withdrawn by the Reinsurer from the Trust Account) to Cedant with an estimated, aggregated Fair Market Value equal to the Estimated Recapture Payment; provided that, if Reinsurer fails to pay such amount in full to Cedant on the Recapture Date, Cedant shall be permitted to withdraw from the Trust Account assets with an estimated, aggregated Fair Market Value equal to the such shortfall.

(c)  The payments contemplated by Section 15.01(b) shall be subject to adjustment after the Recapture Date in accordance with Section 15.03.

Section 15.02 Proposed Recapture Payment Statement. Within sixty (60) days following the Recapture Date, Cedant shall prepare, in accordance with the Recapture Payment Statement Methods and deliver to Reinsurer a statement (the “Proposed Recapture Payment Statement”) setting forth (a) a calculation of the Recapture Payment as of the Termination Effective Time and (b) a calculation of the aggregate Fair Market Value of the cash and assets transferred by Reinsurer (or, as applicable, withdrawn from the Trust Account by Cedant) pursuant to Section 15.01(b) as of the Recapture Date.

Section 15.03 Changes to Proposed Recapture Payment Statement.

(a)  Following receipt of the Proposed Recapture Payment Statement, Reinsurer shall have forty-five (45) days (the “Review Period”) to review such Proposed Recapture Payment Statement. In connection with the review of the Proposed Recapture Payment Statement, and until such time as such Proposed Recapture Payment Statement becomes the Final Recapture Payment Statement, Cedant shall provide, and shall cause its Affiliates to provide, Reinsurer and its Representatives, upon the request of Reinsurer, reasonable access to the Reinsurance Books and Records, including internal reserving papers or related files and models, and make reasonably available to Reinsurer and its Representatives personnel of Cedant and its Affiliates that have been involved in the preparation of the Proposed Recapture Payment Statement. If Reinsurer has accepted the Proposed Recapture Payment Statement in writing or has not given written notice to Cedant setting forth any objection to the Proposed Recapture Payment Statement (a “Statement of Objection”) prior to the expiration of the Review Period, then the Proposed Recapture Payment Statement shall be final and binding upon the parties. If Reinsurer delivers a Statement of Objection prior to the expiration of the Review Period, then the parties shall attempt to amicably resolve any such objection within thirty

[6]	Note to Draft: Recapture payment under discussion by the parties.

(30) days following receipt by Cedant of the Statement of Objection. Any Statement of Objections given by Reinsurer shall specify in reasonable detail each item that Reinsurer disputes, the amount in dispute and the reasons supporting Reinsurer’s position.

(b)  If any such objection is resolved in writing by the parties, then such resolutions shall be final and binding upon the parties and shall be incorporated into the Final Recapture Payment Statement. If any such objection is not resolved in writing within thirty (30) days following receipt by Cedant of the Statement of Objection, then the parties shall submit any such objection which remains unresolved to the Independent Actuary.

(c)  Within ten (10) Business Days of the appointment of the Independent Actuary, Cedant shall provide the Independent Actuary with a copy of the Proposed Recapture Payment Statement (as modified by any adjustments agreed to in writing by the parties pursuant to Section 15.03(b), and Reinsurer and Cedant shall each prepare and deliver to the Independent Actuary a written report of such line item or items remaining in dispute, which report shall set forth the specific dollar amount proposed by such party for each such item or items and a detailed explanation of the basis and rationale for such party’s positions.

(d)  The Independent Actuary shall thereafter render a written report to Cedant and Reinsurer in which the Independent Actuary shall finally determine the manner in which such item or items shall be treated in the Final Recapture Payment Statement and issue a written determination including a reasonably detailed accounting of any required change to the Proposed Recapture Payment Statement. In making its determination, the Independent Actuary shall (i) consider only those items that (A) are identified in the Statement of Objection as in dispute and (B) were not resolved in writing by Reinsurer and Cedant, (ii) base its determination solely on such reports submitted by Reinsurer and Cedant and each of the Recapture Payment Statement Methods (including the methodologies, procedures, judgments, assumptions and estimates described therein) or the definition of Fair Market Value, as applicable, and not on the basis of an independent review, (iii) not assign a value to any item greater than the greatest value for such item claimed by either Reinsurer in the Statement of Objection or Cedant in the Proposed Recapture Payment Statement or less than the smallest value for such item claimed by either Reinsurer in the Statement of Objection or Cedant in the Proposed Recapture Payment Statement and (iv) barring exceptional circumstances, make its determination within thirty (30) days of its appointment; provided that the failure of the Independent Actuary to make its determination in such thirty (30) day period shall not be grounds to defend against or object to the enforcement of such determination.

(e)  Each of Reinsurer and Cedant agree to enter into a customary engagement letter with the Independent Actuary. Reinsurer and Cedant shall reasonably cooperate with the Independent Actuary and shall provide, upon the request of the Independent Actuary, any non-privileged information and documentation, including any accountants’ work papers or internal accounting records or reserving papers, files and models, and make reasonably available to the Independent Actuary personnel of Cedant and its Affiliates, on the one hand, and Reinsurer and its Affiliates, on the other hand, in each case that have been involved in the preparation of the Proposed Recapture Payment Statement or the Statement of Objection, as applicable; provided, however, that the independent accountants of Reinsurer or Cedant shall not be obligated to make any working papers available to the Independent Actuary unless and until the Independent

Actuary has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants. Any such information and documentation provided by Reinsurer or Cedant to the Independent Actuary shall concurrently be provided to the other party to the extent not already so provided; provided, however, that the independent accountants of Reinsurer or Cedant shall not be obligated to make any working papers available to the other party unless and until the other party has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants. Neither party shall disclose to the Independent Actuary, and the Independent Actuary shall not consider for any purpose, any settlement discussions or settlement offers made by either party with respect to any objection under this Section 15.03 unless otherwise agreed in writing by both parties.

(f)  The determination issued by the Independent Actuary shall be final and binding upon the parties and shall be deemed the Final Recapture Payment Statement; provided, however, that within three (3) Business Days after the transmittal of the Independent Actuary’s determination, either party may request in writing to the Independent Actuary, with a copy thereof provided to the other party in accordance with Section 18.02, with such request solely limited to the Independent Actuary correcting any clerical, typographical or arithmetic errors in such determination. All fees, costs and expenses of retaining the Independent Actuary shall be borne equally by the parties. For the avoidance of doubt, the Independent Actuary shall act as an expert, not as an arbitrator, and neither the determination of the Independent Actuary, nor this agreement to submit to the determination of the Independent Actuary, shall constitute an arbitration agreement under any part of the Federal Arbitration Act, 9 U.S.C. § 1 et seq. (including Chapters II and III thereof), or any state arbitration law or regime.

(g)  No later than five (5) Business Days after the determination of the Final Recapture Payment Statement pursuant to this Section 15.03, (i) if the Recapture Payment Amount determined by reference to the Final Recapture Payment Statement exceeds the Recapture Payment, then (A) Cedant shall withdraw from the Trust Account (to the extent of any Assets remaining on deposit therein if not exhausted pursuant to Section 15.01(b) Permitted Investments with a Fair Market Value no greater than the amount of such excess plus interest, calculated at the Interest Rate, accrued on such amount from the Recapture Date to the date of payment and (B) Reinsurer shall pay to Cedant cash in an amount equal to any shortfall remaining following the withdrawal contemplated by the preceding clause (A); and (ii) if the Recapture Payment Amount determined by reference to the Final Recapture Payment Statement is less than the Recapture Payment, then Cedant shall transfer cash to Reinsurer in an amount equal to such excess plus interest, accrued at the Interest Rate, on such amount from the Recapture Date to the date of payment. Any and all Assets remaining in the Trust Account in respect of this Agreement shall be returned to Reinsurer in accordance with the terms of the Trust Agreement following the payment of the Recapture Payment Amount in full under this Agreement. For greater certainty, the Trust Account shall continue to collateralize Reinsurer’s obligations to Cedant in respect of its liabilities to Cedant under the YRT Agreement (BOLI) unless and until such time as the YRT Agreement (BOLI) is terminated in accordance with its terms.

(h)  All cash required to be transferred pursuant to this Section 15.03 shall be transferred by wire transfer of immediately available funds to the account or accounts designating in writing by the recipient of such payment.

ARTICLE XVI

INDEMNIFICATION

Section 16.01 Reinsurer’s Obligation to Indemnify. Reinsurer shall defend, indemnify and hold harmless Cedant, its Affiliates and their respective Representatives, successors and assigns (“Cedant Indemnified Parties”) from and against any Losses imposed on, sustained, incurred or suffered by any of Cedant Indemnified Parties, to the extent resulting from (a) any breach by Reinsurer of the covenants and agreements of Reinsurer contained in this Agreement, (b) Reinsurer Extra-Contractual Obligations and (c) enforcement of this indemnity; provided, however, that in no event shall any Losses incurred by or asserted against any Cedant Indemnified Party give rise to any right to indemnification under this Section 16.01 to the extent that such Losses were expressly assumed by any Cedant Indemnified Party pursuant to the terms and conditions of the Somerset MTA, this Agreement or any other Ancillary Agreement.

Section 16.02 Cedant’s Obligation to Indemnify. Cedant shall defend, indemnify and hold harmless Reinsurer, its Affiliates and their respective Representatives, successors and assigns (“Reinsurer Indemnified Parties”) from and against any Losses imposed on, sustained, incurred or suffered by any of Reinsurer Indemnified Parties, to the extent resulting from (a) any breach by Cedant of the covenants and agreements of Cedant contained in this Agreement, (b) Cedant Extra-Contractual Obligations and (c) enforcement of this indemnity; provided, however, that in no event shall any Losses incurred by or asserted against any Reinsurer Indemnified Party give rise to any right to indemnification under this Section 16.02 to the extent that such Losses were expressly assumed by any Reinsurer Indemnified Party pursuant to the terms and conditions of the Somerset MTA, this Agreement or any other Ancillary Agreement.

Section 16.03 Limitation on Indemnification.

(a)  The amount of any Losses sustained by an Indemnified Party shall be reduced (i) by any amount actually received by such Indemnified Party or its Affiliates with respect thereto under any insurance or reinsurance coverage relating thereto, or (ii) by any amount actually received by such Indemnified Party or its Affiliates with respect thereto from any non-Affiliated Person alleged to be responsible for any Losses (in each case, net of any reasonable costs or expenses incurred in connection with obtaining such amounts). If the Indemnified Party or its Affiliates actually receive any amounts under insurance policies, or from any non-Affiliated Person alleged to be responsible for any Losses, in each case in connection with a matter giving rise to an indemnification payment, but subsequent to such indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party or its Affiliates (net of any costs incurred by such Indemnified Party collecting such amounts).

(b)  An Indemnified Party shall use commercially reasonable efforts to mitigate the amount of its Losses upon and after becoming aware of any facts or circumstances that would reasonably be expected to result in any Losses that are indemnifiable hereunder so long as and to the extent the Indemnifying Party promptly reimburses the Indemnified Party for any reasonable out-of-pocket costs and expenses incurred by the Indemnified Party in taking such mitigation steps.

(c)  Any liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement and nothing hereunder shall permit duplicative recovery by Indemnified Parties for the same Loss; provided that the foregoing shall not limit an Indemnified Party’s ability to make a claim as to a breach of more than one representation, warranty, covenant or agreement arising from the same state of facts. For the avoidance of doubt, no party shall be entitled to claim indemnification with respect to the same underlying subject matter more than once. Notwithstanding anything to the contrary contained in this Agreement, no Indemnified Party shall be entitled to indemnification with respect to any particular Loss to the extent the related liability or obligation is reflected or provided for or reserved against in the Final Settlement Report (as defined in the Somerset MTA).

(d)  The rights and remedies of any Party in respect of any breach of any covenant or agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts or circumstances upon which any claim of any such breach is based may also be the subject matter of any other covenant or agreement as to which there is no inaccuracy or breach.

Section 16.04 Indemnification Procedures.

(a)  No Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall be entitled to indemnification against any Losses unless it has given to the party from whom indemnification is sought (the “Indemnifying Party”) a written claim notice relating to such Losses (a “Claim Notice”), including any pending or threatened claim or action asserted by a non-Affiliated Person (or a successor thereof) (a “Third Party Claim”) that the Indemnified Party has determined has given or would reasonably be expected to give to a right of indemnification under this Agreement. The Claim Notice shall be given promptly (and in any event within fifteen (15) Business Days) after the Indemnified Party becomes aware of the facts indicating that a claim for indemnification may be warranted and shall, to the extent then known, state in reasonable detail the nature of the claim, the basis for such claim and set forth the estimated amount of the Losses that have been or may be sustained by an Indemnified Party relating to such claim to the extent reasonably ascertainable or estimable, and attach copies of all material written evidence thereof to the date of such notice. The failure of an Indemnified Party to timely give a Claim Notice or to include any information in a Claim Notice shall not relieve the Indemnifying Party of its obligations under this Article XVI, except and solely to the extent that the Indemnifying Party is prejudiced by the failure to timely give such Claim Notice.

(b)  If a Claim Notice relates to a Third Party Claim, the Indemnifying Party may, through counsel of its own choosing at its own expense, assume the defense and investigation of such Third Party Claim; provided that any Indemnified Party shall be entitled to participate in any such defense with counsel of its own choice at its own expense provided further that (i) the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense therefor, and (ii) the Indemnifying Party shall be liable for the reasonable fees and expenses of separate counsel retained by the Indemnified Party (A) if the Indemnifying Party has reasonably concluded that there may be defenses available to it which are different from or additional to those available to the Indemnifying Party, (B) an actual or likely conflict of interest that would make it inappropriate for the same counsel to represent both the Indemnified Parties, or (C) the Indemnifying Party shall have authorized the Indemnified Party to employ such separate counsel at the Indemnifying Party’s expense. The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third-Party Claim and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party: (i) if the Third-Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation against the Indemnified Party; or (ii) if the Third-Party Claim would reasonably be expected to result in an injunction or equitable relief against the Indemnified Party.

(c)  If the Indemnifying Party elects to assume the defense or investigation of such Third Party Claim, it shall, no later than fifteen (15) Business Days following its receipt of the Claim Notice notify the Indemnified Party in writing of its assumption of the defense or investigation of such Third Party Claim. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle or compromise any pending or threatened Third Party Claim in respect of which indemnification may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such action or claim) or consent to the entry of any judgment except to the extent (i) it includes as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a complete and unconditional written release from all Liability in respect of such Third-Party Claim, (ii) it does not subject the Indemnified Party to any non-monetary relief, injunctive relief or other equitable remedy or other conditions, encumbrance or restrictions, (iii) it does not include a statement or admission of fault, culpability or failure to act by or on behalf of the Indemnified Party and does not include any finding or admission of any violation of applicable Law, (iv) it does not provide for any monetary liability of the Indemnified Party that will not be paid by the Indemnifying Party concurrently with such settlement or compromise, and (v) it does not encumber any of the assets of the Indemnified Party or include any restriction or condition that would apply to or adversely affect the Indemnified Party.

(d)  If the Indemnifying Party (i) does not notify the Indemnified Party within fifteen (15) Business Days following its receipt of the Claim Notice that it will assume the defense and investigation of such Third Party Claim or (ii) after assuming the defense of a Third Party Claim, fails to take reasonable steps necessary to defend such Third Party Claim, then the Indemnified Party shall have the right to maintain control of the defense and investigation of such Third-Party Claim and the Indemnifying Party shall have the right to participate in any such defense, in each case, at the Indemnifying Party’s cost and expense. The Indemnified Party shall not, without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed), settle or compromise any pending or threatened Third Party Claim or consent to the entry of any judgment, except to the extent the sole relief granted is equitable relief for which the Indemnifying Party would have no Liability or to which the Indemnifying Party would not be subject.

(e)  The Indemnified Party and the Indemnifying Party shall make reasonably available to each other and their respective Representatives all relevant business records and other documents available to them that are necessary or appropriate for the defense of any Third Party Claim, subject to any bona fide claims of attorney-client privilege, and each of the Indemnifying Party and the Indemnified Party shall use its reasonable efforts to assist, and to cause the employees and counsel of such party to assist, in the defense of such Third Party Claim.

Section 16.05  No Duplication. Notwithstanding anything in this Agreement to the contrary, to the extent that a Reinsurer Indemnified Party or a Cedant Indemnified Party has received payment in respect of a Loss pursuant to the provisions of the Somerset MTA or any other Ancillary Agreement, such Reinsurer Indemnified Party or Cedant Indemnified Party shall not be entitled to indemnification for such Loss under this Agreement to the extent of such payment.

ARTICLE XVII

TAX

Section 17.01 DAC Tax.

(a)  This Section 17.01 shall apply with respect to Cedant and Reinsurer and shall continue to apply with respect to Cedant and Reinsurer after the Novation with respect to pre-Novation taxable periods (or portions thereof). This Section 17.01 shall not apply with respect to contracts assumed by Somerset with respect to any period after the Novation. For the avoidance of doubt, Somerset is not subject to Section 848 of the Code and makes no election under Section 1.848-2(g)(8) of the Treasury Regulations.

(b)   Each of Cedant and Reinsurer represents that it is subject to taxation under Subchapter L of Chapter 1 of Subtitle A of the Code. Cedant and Reinsurer shall each make the election contemplated by Section 1.848-2(g)(8) of the Treasury Regulations to determine specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Code (the “Election”). In such instance, each of Cedant and Reinsurer agrees that (i) the Election shall be effective for the taxable year of each party that includes the Closing Date and for all subsequent taxable years during which this Agreement remains in effect and (ii) it shall take no action to revoke the Election.

(c)  The terms used in this Section 17.01 are defined by reference to Section 1.848-2 of the Treasury Regulations in effect as of the date of this Agreement.

(d)  Each party agrees to attach to its U.S. federal income tax return filed for the first taxable year ending after the Election becomes effective (and each year thereafter) a schedule that identifies this Agreement as the subject of the Election, and each party agrees that it shall file its respective U.S. federal income tax returns in a manner consistent with the provisions of Treasury Regulations Section 1.848-2. The party with the net positive consideration under this Agreement for each taxable year shall capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Code.

(e)  To ensure consistency of reporting between the parties or as otherwise required by the Internal Revenue Service, the parties agree to exchange information pertaining to the amount of net consideration deemed to be paid pursuant to this Agreement. Cedant shall submit a schedule to Reinsurer by July 1 of each year that follows a year during which this Agreement was in effect for any portion of such year of Cedant’s calculations of the net consideration under this Agreement for the preceding calendar year. Reinsurer may contest such calculation by providing an alternative calculation to Cedant in writing within fifteen (15) days of Reinsurer’s receipt of Cedant’s calculation. If Reinsurer does not notify Cedant within such time that it contests the calculation, Reinsurer shall report the net consideration as determined by Cedant in Reinsurer’s U.S. federal income tax return for the previous calendar year.

(f)  If Reinsurer contests Cedant’s calculation of the net consideration, the parties shall act in good faith to reach an agreement as to the correct amount within fifteen (15) days of the date that Reinsurer submits its alternative calculation. If the parties reach an agreement on an amount of net consideration, each party shall report the agreed-upon amount in its U.S. federal income tax return for the previous calendar year. If, during such period, Cedant and Reinsurer are unable to reach agreement and the amount of net consideration determined by each party differs by an amount that is more than $________, the parties shall within ten (10) days of the expiration of the fifteen (15) day period set forth in this Section 17.01(f), cause the Independent Accountant promptly to review this Agreement and the calculations of Cedant and Reinsurer for the purpose of calculating the net consideration under this Agreement. In making such calculation, the Independent Accountant shall consider only those items or amounts in Cedant’s calculation as to which Reinsurer has disagreed. The Independent Accountant shall deliver to Cedant and Reinsurer, within a twenty (20) day period or as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon Cedant and Reinsurer and may be entered and enforced in any court having jurisdiction. The fees, costs and expenses of the Independent Accountant shall be borne equally by Cedant and Reinsurer. If, however, Cedant and Reinsurer are unable to reach agreement and the amount of net consideration determined by each party differs by an amount that is equal to or less than $ ________, each party shall report the amount of net consideration as determined by Cedant in its U.S. federal income tax return for the previous calendar year.

Section 17.02 Federal Excise Tax.

(a)  Solely in respect of Reinsurer, Reinsurer represents that it currently has in effect a valid election under Section 953(d) of the Code to be treated as a domestic corporation for U.S. federal income tax purposes. If, as a result of the aforementioned election under Section 953(d) of the Code not being validly made or otherwise, Cedant determines in good faith that any excise Tax, including any Tax imposed under Section 4371 of the Code, is due with respect to any amount paid or payable (or deemed to have been paid or to be payable) to Reinsurer under this Agreement (“Excise Tax”): Cedant shall make deductions and withholdings in respect of such Excise Tax upon the earlier of determining that such Excise Tax is required or receiving notice that such amount has been assessed, and shall reduce the amount due to such Reinsurer by that amount; Cedant shall pay the full amount deducted or withheld in respect of such Excise Tax to the relevant Governmental Authority in accordance with applicable Law; the amounts so withheld or deducted and paid over to the relevant Governmental Authority shall be treated for all purposes of this Agreement as having been paid to such Reinsurer; and in the event that the amount of Excise Tax due exceeds the amount payable by Cedant to such Reinsurer on any Settlement Date (including if it is determined that such Excise Tax is due and payable after the Novation), such Reinsurer, notwithstanding any Novation, shall pay to Cedant an amount equal to such excess amount. For the avoidance of doubt, this Section 17.02(a) shall not apply to Somerset.

(b)  Solely in respect of Somerset, Somerset represents that it (i) qualifies for all of the benefits of the income tax treaty between Ireland and the United States and (ii) has in effect for the current taxable year a valid closing agreement with the Internal Revenue Service as provided by section 3.04(2) of IRS Rev. Proc. 2003-78, 2003-2 C.B. 1029.. Somerset will promptly notify Cedant if the foregoing representation becomes untrue with respect to any taxable period, beginning with the taxable period that includes the Novation, in which this Agreement is in effect. If Cedant determines in good faith that any Excise Tax is due with respect to any amount paid or payable (or deemed to have been paid or to be payable) to Somerset under this Agreement or the Novation: (w) Cedant shall pay, or make deductions and withholdings in respect of, such Excise Tax upon the earlier of determining in good faith that such payment of, or deduction or withholding in respect of, Excise Tax is required or receiving notice that such amount has been assessed, and shall reduce the amount due to the Somerset by that amount; (x) Cedant shall pay such Excise Tax to the relevant Governmental Authority in accordance with applicable Law; (y) the Excise Tax so paid to the relevant Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the Reinsurer; and (z) in the event that the amount of Excise Tax due exceeds the amount payable by Cedant to Somerset on any Settlement Date (including if it is determined that such Excise Tax is due and payable after the Novation), Somerset shall pay to Cedant an amount equal to such excess amount within ten (10) business days of being notified of such amount due; provided that, if Cedant believes it is required by applicable Law to withhold any Excise Tax from a payment hereunder, it shall provide reasonable prior notice to Somerset of its intent to do so and shall use commercially reasonable efforts to cooperate with Somerset to eliminate or reduce any such withholding, subject to Somerset reimbursing Cedant for its out of pocket costs. If such withholding is made, Cedant shall promptly provide a receipt to Somerset and will use commercially reasonable efforts to assist Somerset in obtaining any refund permitted by applicable Law, subject to Somerset reimbursing Cedant for its out of pocket costs.

Section 17.03 Tax Information Reporting and Withholding.

(a)  Reinsurer and Cedant shall each provide the other party, upon reasonable request, any documentation that is reasonably required to satisfy applicable Tax withholding and reporting obligations.

(b)  In connection with such obligations:

 (i)  solely in respect of Reinsurer, prior to the Effective Time, such Reinsurer shall provide Cedant with a properly executed IRS Form W-9, in form and substance satisfactory to Cedant, certifying such Reinsurer’s Employer Identification Number and that such Reinsurer is not subject to U.S. federal backup withholding, and Cedant shall provide Reinsurer with Cedant’s IRS Form W-9 (for the avoidance of doubt, this section 17.03(b)(i) does not apply to Somerset); and

 (ii)  solely as respects Somerset, prior to the Novation, Somerset shall provide Cedant with a properly executed IRS Form W-8BEN-E, in form and substance satisfactory to Cedant, confirming that payments to Somerset under this Agreement are exempt from taxes imposed under Sections 1441 through 1442 and Sections 1471 through 1474 of the Code, and Cedant shall provide Somerset with Cedant’s IRS Form W-9.

(c)  In the event any IRS Form W-8BEN-E or IRS Form W-9 initially provided may no longer be relied upon, Reinsurer or Cedant, as applicable, shall promptly provide to the other party an updated form that will allow the other party to determine whether any amounts paid hereunder may be subject to withholding or information reporting under applicable Law. Each party agrees that, in the event any payment to the other party is subject to Tax withholding under applicable Law (excluding Excise Tax, which is addressed in Section 17.02 of this Agreement), (w) the payor party shall pay, or make deductions and withholdings in respect of, such withholding Tax upon the earlier of determining in good faith that such payment of, or deduction or withholding in respect of, withholding Tax is required or receiving notice that such amount has been assessed, and shall reduce the amount due to the other party by that amount; (x) the payor party shall pay such withholding Tax to the relevant Governmental Authority in accordance with applicable Law; (y) the withholding Tax so paid to the relevant Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the other party; and (z) in the event that the amount of withholding Tax due exceeds the amount payable by payor party to the other party on any Settlement Date, the other party shall pay to the payor party an amount equal to such excess amount; provided that if a party believes it is required by applicable Law to withhold any amount in respect of Taxes from a payment hereunder (other than with respect to Excise Tax, the withholding of which shall be governed by Section 17.02 of this Agreement), it shall provide reasonable prior notice to the other party of its intent to do so and shall cooperate with the other party to eliminate or reduce any such withholding. If such withholding is made, the payor party shall promptly provide a receipt to the payee party of such withholding and will use commercially reasonable efforts to assist the payee in obtaining any refund permitted by applicable Law.

ARTICLE XVIII

MISCELLANEOUS

Section 18.01 Entire Agreement. This Agreement (including the exhibits and schedules hereto), the Somerset MTA and the other Ancillary Agreements and any other documents delivered pursuant hereto or thereto, constitute the entire agreement among the parties and their respective Affiliates with respect to the subject matter hereof and supersede all prior negotiations, discussions, writings, agreements and understandings, oral and written, between the parties with respect to the subject matter hereof and thereof.

Section 18.02 Notices. Any notice, request, demand, waiver, consent, approval or other communication required or permitted to be given by any party hereunder shall be in writing and shall be deemed given (a) when delivered personally by hand, (b) sent by email (with confirmation of transmission), (c) sent by registered or certified mail, postage prepaid, or (d) sent by a standard overnight courier of national reputation (with written confirmation of delivery). Any such notice shall be deemed given when so delivered personally, or if sent by email, on the date received (provided that any notice received after 5:00 p.m. (addressee’s local time) shall be deemed given at 9:00 a.m. (addressee’s local time) on the next Business Day), or if mailed, on the date shown on the receipt therefor, or if sent by overnight courier, on the date shown on the written confirmation of delivery. Such notices shall be given to the following addresses (or to such other address or email address as a party may have specified by notice given to the other party pursuant to this provision):

To Cedant:

Delaware Life Insurance Company

[•]

[•]

Attention:   [•]

Email:   [•]

with a concurrent copy (which shall not constitute notice to Cedant for the purposes of this Section 18.02) to:

Delaware Life Insurance Company

[•]

[•]

Attention: General Counsel

Email:

with a concurrent copy (which shall not constitute notice to Cedant for the purposes of this Section 18.02) to:

Attention:

Email:

To Reinsurer:

Delaware Life Reinsurance Company (Barbados) Corp.

[•]

[•]

Attention: [•]

Email:    [•]

To Somerset:

Somerset Reinsurance Ltd.

[•]

[•]

Attention: [•]

Email:     [•]

with a concurrent copy (which shall not constitute notice to Somerset for the purposes of this Section 18.02) to:

and

Any party may, by notice given in accordance with this Section 18.02 to the other party, designate another address or Person for receipt of notices hereunder.

Section 18.03 Waivers and Amendment. This Agreement may only be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by both parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

Section 18.04 Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations under it may be directly or indirectly assigned, delegated, sublicensed or transferred by either of the parties, in whole or in part, to any other Person (including any bankruptcy trustee) by operation of law or otherwise, whether voluntarily or involuntarily, without the prior written consent of the other party, and any attempted or purported assignment in violation of this Section 18.04 will be null and void; provided, however, that nothing in this

Agreement shall be construed to prohibit Reinsurer from retroceding Reinsured Liabilities in accordance with Section 2.02. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 18.05 No Third-Party Beneficiaries. Nothing expressed or implied in this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the parties and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns and any indemnified parties as set forth in Article XVI.

Section 18.06 Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arising out of or relating to this Agreement or the negotiation, execution and delivery or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) (collectively, the “Disputes”) shall be governed by and construed in accordance with the Laws of the State of New York, without respect to its applicable principles of conflicts of laws that might require the application of the Laws of another jurisdiction; provided that subject to Section 11.01(b) the substantive laws of the Cedant Domiciliary State shall govern all matters relating to the statutory reserve financial statement credit to be received by Cedant in such Cedant Domiciliary State for the reinsurance provided under this Agreement.

Section 18.07 Arbitration. All Disputes between the parties in respect to this Agreement, other than any Dispute in respect of Article V or Article XV, shall be resolved pursuant to the terms of this Section 18.07.

(a)  Cedant and Reinsurer shall attempt in good faith to negotiate a mutually acceptable solution to any Dispute arising out of or relating to this Agreement or the breach thereof before resorting to arbitration in the manner set out below. Where Cedant and Reinsurer fail to reach a mutually acceptable solution within thirty (30) days of the commencement of discussions, then either Cedant or Reinsurer may initiate arbitration as the sole dispute resolution process regarding such Dispute. Cedant and Reinsurer intend that the arbitrators will make their decision with a view to effecting the intent of this Agreement.

(b)  To initiate arbitration, one party (the “Petitioner”) will notify the other (the “Respondent”) in writing of its desire to arbitrate, stating the nature of its Dispute, the remedy sought and the name of its party-appointed arbitrator. The Respondent shall respond to the notification in writing within thirty (30) days, and in its response it shall name its party-appointed arbitrator. If the Respondent fails to name its arbitrator within the allotted time, the Petitioner shall appoint both arbitrators. The two arbitrators shall select a third arbitrator within thirty (30) days of the date on which the latter of the two (2) such arbitrators was appointed. Should the two arbitrators selected by the parties not be able to agree upon the choice of a third, then the parties shall each name four (4) arbitrators from the Certified Umpires List maintained by the AIDA Reinsurance and Insurance Arbitration Society (“ARIAS U.S.”). Beginning with the Respondent, each party shall eliminate one (1) arbitrator from the eight (8) listed until one (1) arbitrator remains. If this arbitrator declines to serve, the arbitrator last eliminated will be approached to serve. This process shall be repeated until an arbitrator has agreed to serve as the third arbitrator.

(c)  All three (3) arbitrators must be disinterested persons designated as Certified Professionals by ARIAS U.S. with not less than ten (10) years’ experience as present or former (i) officers of life, health and accident insurance companies or life, health and accident reinsurance companies specializing in retirement or mutual fund products or (ii) persons advising the life, health and accident insurance or life, health and accident reinsurance business in a professional capacity, excluding however, past or present officers, advisers or employees of Cedant and Reinsurer or their respective Affiliates. If an arbitrator, subsequent to his or her appointment, is unwilling or unable to act, a new arbitrator shall be appointed to replace him or her by the same procedure by which he or she was appointed. All costs of the arbitration and expenses and fees of the arbitrators shall be borne equally by the parties, unless otherwise ordered by the arbitrators.

(d)  The arbitration shall take place at a location in Stamford, Connecticut unless otherwise agreed to in writing by both Cedant and Reinsurer. The arbitrators shall have power to fix by a notice in writing to the parties involved a reasonable time and location for the arbitration hearing and may prescribe all procedural rules relating to the course and conduct of the arbitration.

(e)  The written decision of a majority of the arbitrators shall be final and binding on Cedant and Reinsurer and their respective successors and assigns. The parties shall cooperate to ensure that the arbitrators use their best efforts to render a written award within three (3) months of the arbitration hearing, unless both parties agree otherwise; provided that the failure of the arbitrators to render such decision within the three (3) month period shall not be grounds for challenging or contesting in any respect the validity or enforceability of any written decision.

(f)  The panel is empowered to grant interim relief as it may deem appropriate. Notwithstanding the foregoing, nothing in this Agreement shall prevent either party from seeking provisional measures from the federal courts of the United States located in the Southern District of the State of New York or, if such courts do not have jurisdiction over a particular matter, the state courts of the State of New York sitting in New York County (“New York Courts”) and any appellate court from any decision thereof, and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

(g)  Each of Cedant and Reinsurer consents to the exclusive jurisdiction and venue of the New York Courts and any appellate court from any decision thereof for purposes of any actions or proceedings in connection with the arbitration, including proceedings to compel arbitration or to seek interim relief in aid of arbitration, and to the non-exclusive jurisdiction of the New York Courts for the enforcement of any award issued hereunder. For the avoidance of doubt, Cedant and Reinsurer shall have the right to seek and obtain in such courts provisional relief prior to the panel being fully formed pursuant to this Section 18.07, including prior to the commencement of the arbitration proceeding.

(h)  Notwithstanding the foregoing provisions of this Section 18.07, in the event of any Dispute, where the amount in Dispute is _______dollars ($_______) or less, between Reinsurer (or its successor in interest) and Cedant (or its successors in interest), arising out of or relating to the provisions of this Agreement or any transaction hereunder, such Dispute shall be submitted to arbitration in accordance with the ARIAS•U.S. Streamlined Rules for Small Claim Disputes, as amended or supplemented from time to time, and such rules shall govern the resolution of such Dispute.

(i)  If a dispute arising under this Agreement is related to a dispute arising out of or relating to the YRT Agreement (BOLI), all such disputes shall be brought in a single arbitration, in each case, to the extent permitted under this Agreement and the YRT Agreement (BOLI). If one or more arbitrations are already pending with respect to a dispute under this Agreement or a dispute under the YRT Agreement (BOLI), then either party may request that any arbitration or any new dispute be consolidated into any such prior arbitration. The new dispute or arbitration shall be so consolidated, provided that the panel for the prior arbitration determines that: (i) the new dispute or arbitration presents significant issues of law or fact common with those in the pending arbitration; (ii) no party would be unduly prejudiced; and (iii) consolidation under these circumstances would not result in undue delay for the prior arbitration. Any such order of consolidation issued by the panel shall be final and binding upon the parties. The parties waive any right they have to appeal or to seek interpretation, revision or annulment of such order of consolidation under the rules applicable to the prior arbitration or in any court. The panel for the arbitration into which a new dispute is consolidated shall serve as the panel for the consolidated arbitration.

Section 18.08 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY THEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NEITHER THE OTHER PARTY NOR ITS REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 18.08. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 18.09 Specific Performance. The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached or threatened to be breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. It is accordingly agreed that, without posting bond or other undertaking, the parties shall be entitled to injunctive or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The parties further agree that (a) by seeking any remedy provided for in this Section 18.09, a party shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement, and (b) nothing contained in this Section 18.09 shall require any party to institute any action for (or limit such party’s right to institute any action for) specific performance under this Section 18.09 before exercising any other right under this Agreement.

Section 18.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original, but all of which shall constitute one and the same agreement, and may be delivered by scanned image or other electronic means, including files in .pdf or .jpeg or generally recognized e-signature technology (e.g., DocuSign or Adobe Sign) intended to preserve the original graphic or pictorial appearance of a document.

Section 18.11 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found by a court or other Governmental Authority of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

Section 18.12 Incontestability. In consideration of the covenants and agreements contained herein, each party hereby agrees that this Agreement, and each and every provision hereof, is and shall be enforceable by and between them according to its terms, and each party hereby agrees that it shall not contest in any respect the validity or enforceability hereof.

Section 18.13 Expenses. Except as otherwise expressly provided herein, Reinsurer and its Affiliates, on the one hand, and Cedant and its Affiliates, on the other, shall each bear their respective direct and indirect fees, costs and expenses incurred in connection with the negotiation and preparation of this Agreement, the Somerset MTA and the other Ancillary Agreements and the consummation of the transactions contemplated thereby or hereby, including all fees and expenses of their respective Representatives.

Section 18.14 Waiver of Duty of Utmost Good Faith. With respect to the reinsurance relationships and transactions among the parties and their Affiliates contemplated by this Agreement, Somerset MTA and the other Ancillary Agreements, each party absolutely and irrevocably waives resort to the duty of “utmost good faith” or any similar principle in connection with the negotiation or execution of this Agreement, the Somerset MTA and the other Ancillary Agreements. Except to the extent covered by an express representation or warranty contained in this Agreement or the Somerset MTA, Reinsurer acknowledges and agrees that (a) it is entering into this Agreement notwithstanding the existence or substance of any information not disclosed to it by Cedant and (b) Reinsurer is assuming the risk of the existence and substance of any such information.  Notwithstanding anything to the contrary contained in this Agreement, the Somerset MTA or the other Ancillary Agreements, each party agrees that it does not waive any such duty of “utmost good faith” or any similar principle relating to the conduct of the parties under this Agreement after the Closing contemplated by the Somerset MTA.

Section 18.15 Treatment of Confidential Information. Cedant and Reinsurer (each, the “Receiving Party”) hereby covenant and agree, each on behalf of itself and on behalf of its Affiliates, that from and following the Closing, the Receiving Party and its Affiliates will not disclose, give, sell, use or otherwise divulge any Confidential Information of the other party (the “Disclosing Party”) for any purpose or permit their respective Representatives to do the same, except that each Receiving Party may disclose such Confidential Information or portions thereof (i) if legally compelled to do so, (ii) to the extent necessary for the performance of such Receiving Party’s obligations under this Agreement, the Somerset MTA or the other Ancillary Agreements, (iii) to the extent necessary for the enforcement of the rights of such Receiving Party and its Affiliates under this Agreement, the Somerset MTA or the other Ancillary Agreements, (iv) to those of such Receiving Party’s Affiliates, and to their respective Representatives who need to know such information for the foregoing purposes, (v) as required under any applicable Law or in the event a party receives a subpoena, regulatory request or court order for such disclosure (or reasonably determines that such disclosure is necessary or appropriate in connection with any filing or submission with, or disclosure to, a Governmental Authority having jurisdiction over the applicable party), (vi) as might be necessary for Tax or financial reporting purposes or during the course of external audits, (vii) to its retrocessionaires in connection with its retrocession or hedging of any portion of the risks ceded hereunder solely to the extent necessary to effectuate such retrocession or hedging arrangement, so long as any such retrocessionaires are bound to written confidentiality obligations in respect thereof that are substantially similar to those contained herein, or (viii) if the Disclosing Party gives its prior written consent to such disclosure. Re In the event that such protective order or other remedy is not obtained, or the Disclosing Party waives compliance with this Section 18.15, the Receiving Party or its Affiliates or their respective Representatives, as applicable, shall furnish only that portion of Confidential Information which is legally required to be provided and exercise its commercially reasonable efforts to obtain assurances that appropriate confidential treatment will be accorded to the Confidential Information. Each Receiving Party shall be responsible for any breach of the obligations regarding Confidential Information by its Representatives or its Affiliates that receive or have access to Confidential Information. Notwithstanding anything to the contrary herein, in the event of a conflict between the covenants and agreements relating to confidentiality and use of confidential information in this Agreement and the covenants and agreements relating to confidentiality and use of confidential information in the Somerset MTA, the provisions of the Somerset MTA shall control.

Section 18.16 Personal Information. Without limitation of Section 18.15, with respect to any Personal Information provided to Reinsurer, the following shall apply:

(a)  To the extent Reinsurer may use, store, protect and otherwise process Personal Information received in connection with this Agreement, it shall do so in accordance with applicable Law. Cedant shall not provide any such Personal Information to Reinsurer except to the extent requested by Reinsurer as reasonably necessary for Reinsurer to perform Reinsurer’s obligations under this Agreement, the Somerset MTA and the other Ancillary Agreements, or as required by applicable Law. Cedant shall provide any such Personal Information to Reinsurer in a secure manner as mutually agreed by the parties. Reinsurer shall not request, and shall not intentionally collect, any such Personal Information unless the use of such Personal Information is reasonably necessary for Reinsurer to perform its obligations under this Agreement, the Somerset MTA, and other Ancillary Agreements. Reinsurer agrees that such Personal Information related to the Reinsured Policies will be (i) kept strictly confidential by Reinsurer, and (ii) will only be used for the performance of Reinsurer’s obligations under this Agreement, the Somerset MTA, the other Ancillary Agreements, or as required by Law. Reinsurer may only disclose Personal Information related to the Reinsured Policies to other parties to the extent reasonably necessary for the administration of the Reinsured Policies or as otherwise required or permitted by Law, and shall be responsible for such other parties’ compliance with Reinsurer’s obligations in this Agreement.

(b)  Reinsurer has and will continue to have adequate administrative, technical and physical safeguards in place for the protection of Personal Information that meet or exceed standards required by applicable Law and accepted industry standards for businesses of similar size in the insurance and reinsurance industry and that are designed to ensure the security and confidentiality of Personal Information related to the Reinsured Policies, to protect against anticipated threats or hazards to the integrity of such information, and to protect against the unauthorized access or use of such information and records.

(c)  Reinsurer shall notify Cedant in writing when Reinsurer determines that a cybersecurity incident (as defined in Part 500.1(g) of the Cybersecurity Requirements for Financial Services Companies established by the New York State Department of Financial Services) with respect to Personal Information related to the Reinsured Policies (a “Security Incident”), which notification shall include at least the following information, to the best of Reinsurer’s knowledge as of the time of such notification: (i) the nature of the unauthorized access, disclosure or use, (ii) the information impacted; and (iii) any other information reasonably necessary for Cedant to comply with applicable Law. Reinsurer and Cedant shall, each at their own expense, reasonably cooperate with each other to investigate and coordinate response to such Security Incident, including coordination regarding any notices required under applicable Law, provided that unless otherwise required by applicable Law, Cedant shall have the exclusive right to provide notice of any Security Incident as applicable to any of its past, present or prospective customers, policyholders, claimants, beneficiaries, employees or agents or any other individuals whose Personal Information was subject to the Security Incident.

(d)  To the extent the Security Incident was the result of Reinsurer’s failure to meet its obligations hereunder or under applicable Law, Reinsurer shall be responsible for all reasonable costs and expenses related to (i) data breach notifications to data subjects or

Governmental Authorities to the extent required under applicable Law or consistent with prevailing industry practices, (ii) credit monitoring services offered to individuals whose information was affected, and (iii) any fines and penalties imposed on Cedant or its Affiliates by Governmental Authorities in relation to such Security Incident.

(e)  Without limitation of Section 18.09, Reinsurer and Cedant each acknowledge that remedies at law may be inadequate to protect against breach of this Section 18.16 and therefore agrees that each party may seek injunctive relief if the other party or its Representatives breach this Section 18.16.

Section 18.17 Sanctions. In no event shall either party be required to make any payment hereunder to the extent that such payment would expose such party to any sanction, prohibition or restriction under United Nations resolutions or the trade or economic sanctions, laws or regulations of Bermuda or the United States of America.

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IN WITNESS WHEREOF, the parties hereby execute this Agreement as of the date first set forth above.

DELAWARE LIFE INSURANCE COMPANY

By:
Name:
Title:

DELAWARE LIFE REINSURANCE COMPANY (BARBADOS) CORP.

By:
Name:
Title:

Schedules [Omitted ]

Exhibits [Omitted]